EXECUTION COPY
EXHIBIT 10.2
MEDICAL SERVICES AGREEMENT
     This MEDICAL SERVICES AGREEMENT (this “Agreement”) is hereby made and entered into effective as of October 1, 2007 (the “Effective Date”), by and between Leon Medical Centers Health Plans, Inc., a Florida corporation (“PLAN”), and Leon Medical Centers, Inc., a Florida corporation (“PROVIDER”).
RECITALS
     WHEREAS, PLAN is a duly licensed health maintenance organization (“HMO”);
     WHEREAS, PLAN offers an option to its Medicare Advantage members to receive services from a Clinic Model Provider (as defined in Section 1.1 below);
     WHEREAS, PROVIDER operates clinics, known as “medical centers,” and provides certain medical services to PLAN’s Medicare Advantage members as a Clinic Model Provider;
     WHEREAS, as of immediately prior to the Effective Date, PROVIDER is providing Services (defined below) as a Clinic Model Provider to PLAN’s Medicare Advantage members pursuant to that certain Agreement by and between PROVIDER and PLAN, dated September 15, 2004 (the “Current Agreement”);
     WHEREAS, immediately prior to the execution of this Agreement, HealthSpring, Inc., a Delaware corporation (“HealthSpring"), and NewQuest, LLC, a Texas limited liability company and wholly owned subsidiary of HealthSpring “NewQuest”) acquired PLAN from certain affiliates of PROVIDER pursuant to the terms of that certain Stock Purchase Agreement, dated August 9, 2007, by and among HealthSpring, NewQuest, PLAN and such affiliates of PROVIDER (the “Stock Purchase Agreement”);
     WHEREAS, the execution and delivery of this Agreement by PROVIDER was a material inducement and condition to the consummation of the purchase of PLAN by HealthSpring and NewQuest pursuant to the Stock Purchase Agreement;
     WHEREAS, PLAN and PROVIDER desire that, subject to the terms and conditions of this Agreement, PROVIDER provide or arrange for the provision of certain primary care medical services, specified specialty care services, pharmacy services and specified ancillary services (each and any of such services, “Services”), as a Clinic Model Provider through PROVIDER’S medical centers and/or through Affiliated Providers (as defined in Section 11.5) to PLAN’s Medicare Advantage members who (i) reside in Approved PLAN Operating Areas (as defined in Section 1 below) and (ii) select or are assigned to a Clinic Model Provider for delivery of Services;
     WHEREAS, concurrently with the execution of this Agreement, PROVIDER, as licensor, and PLAN, as licensee, have entered into a certain Trademark License Agreement (the “License Agreement”) and such parties have also entered into the Office Space Agreement; and

     WHEREAS, PLAN and PROVIDER desire to hereby provide for their mutual rights and obligations with respect to the arrangement contemplated by the preceding recitals.
AGREEMENT
     NOW, THEREFORE, for and in consideration of the mutual covenants and promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Application of this Agreement & Approved PLAN Operating Areas.
     1.1 Application of this Agreement. PROVIDER and PLAN agree that the Current Agreement is hereby terminated and extinguished for all purposes and is hereby superseded by this Agreement. This Agreement applies to the relationship between PROVIDER and PLAN with respect to the provision of Services by PROVIDER, including, without limitation, through the PROVIDER-operated medical centers that now or hereafter service the Approved PLAN Operating Areas (the “PROVIDER Medical Centers”) and/or through Affiliated Providers (as defined in Section 11.5), to (i) PLAN’s Medicare Advantage members who (A) reside in Approved PLAN Operating Areas and (B) select or are assigned to PLAN’s Clinic Model Provider for delivery of Services (“PROVIDER Medicare Members”), and (ii) PROVIDER HMO Members (as defined in Section 7.1(d)). For the purposes of this Agreement, “Clinic Model Provider” means a medical services provider (1) that employs, or contracts on an exclusive basis with, two or more primary care physicians; and (2) that provide services to persons who are eligible for Medicare; and (3) at a clinic or other common facility; and (4) either (a) provides services on an exclusive basis to the members of a single HMO or similar managed care organization, or (b) if providing services not exclusively to the members of a single HMO or similar managed care organization, the services provided are not normally and customarily provided by primary care physician practices.
     1.2 Approved PLAN Operating Areas. As used in this Agreement, the term “PLAN Operating Area” means a geographic area (x) that is located in the Restricted Area (as defined in Section 7.1(a)) and (y) that is served by a single zip code. As used in this Agreement, the term "Approved PLAN Operating Areas” means the PLAN Operating Areas listed on Exhibit 4, as amended from time to time in order to incorporate any expansions, if any, to the Approved PLAN Operating Areas in accordance with Section 7.1(b) below. Notwithstanding anything set forth in this Agreement to the contrary, the parties acknowledge and agree that (1) PROVIDER shall in no event have any obligation to provide or deliver Services, or to cause the provision or delivery of Services, to any Medicare Advantage members who do not reside in an Approved PLAN Operating Area, (2) Medicare Advantage members who do not reside in an Approved PLAN Operating Area shall in no event constitute PROVIDER Medicare Members, (3) in the event that any of PLAN’s Medicare Advantage members selects or is assigned to one of PROVIDER’s primary care physicians that cannot accommodate such member because it would cause such physician to exceed his or her availability, as determined in good faith by PROVIDER in accordance with its historical practices and guidelines communicated by PROVIDER to PLAN from time to time, PLAN, with the assistance and recommendation of PROVIDER, shall assign or cause such member to select another of PROVIDER’s primary care physicians at the same PROVIDER Medical Center, and (4) in the event that any of PLAN’s Medicare Advantage members selects or is assigned to one of PROVIDER’s primary care physicians that practices at a PROVIDER Medical Center that has exceeded its designated capacity (as set forth on Exhibit 5), then PLAN shall not permit such member to assign or select such PROVIDER Medical Center without the prior written consent of PROVIDER and shall, if directed by PROVIDER (i) assign or cause such member to select one of PROVIDER’s primary care physicians practicing at a PROVIDER Medical Center that has not exceeded or reached its designated capacity or at an Affiliated Provider (if and to the extent directed by PROVIDER), or (ii) if and only to the extent that PLAN is unable to effectuate the alternative described in the preceding clause (i), assign or cause such member to select one of PLAN’s non-Clinic Model Provider products. In no event will the failure of a PROVIDER Medical Center or Affiliated Provider to have capacity to admit one of PLAN’s Medicare Advantage members give rise to a right on the part of PLAN to contract with, or direct or permit any of its PLAN’s Medicare Advantage members to select, a Clinic Model Provider operating in the Restricted Area other than PROVIDER. The parties acknowledge and agree that in no event will PROVIDER have any obligation to expand or modify the designated capacity of any of its PROVIDER Medical Centers or Affiliated Providers. For the avoidance of doubt, references in this Agreement to “Medicare Advantage” shall be deemed to include any and all successor Medicare plans to Medicare Advantage.
2. Contract Year. References throughout this Agreement to a “Contract Year” shall be deemed to refer to a specific calendar year (i.e., January 1 — December 31) during the Term (as defined in Section 10.1 hereof), except that the period commencing on the Effective Date and ending on December 31, 2007 shall be deemed to constitute the first Contract Year (i.e., Contract Year 2007).
3. Provision of Services.
     3.1 PROVIDER Covered Services. During the Term, PROVIDER shall provide to the PROVIDER Medicare Members the Services set forth, together with their respective CPT codes and/or definitions (as applicable) and their respective Core Non-Pharmacy Payments (as defined in Section 4.1(a) below), on Exhibit 1, as the same may be amended from time to time in accordance with Section 4.5(c) (the “PROVIDER Core Services”); provided, however, that, notwithstanding anything in this Agreement to the contrary, if any PROVIDER Medicare Member selects or is assigned as their primary care physician a physician who primarily practices in an Affiliated Provider, or in a PROVIDER Medical Center that does not provide transportation to the Approved PLAN Operating Area where such PROVIDER Medicare Member resides, then PROVIDER shall have the right, in its sole discretion, to withhold the transportation benefit that is part of the PROVIDER Core Services with respect to such PROVIDER Medicare Member unless and until either (i) such PROVIDER Medicare Member selects or is assigned as their primary care physician a physician who practices at the PROVIDER Medical Center(s), if any, that provides transportation to the Approved PLAN Operating Area where such PROVIDER Medicare Member resides, as designated by PROVIDER and communicated to PLAN in writing from time to time, or (ii) the physician selected by or assigned to such PROVIDER Medicare Member as their primary care physician relocates his or her practice to a PROVIDER Medical Center, if any, that provides transportation to the Approved PLAN Operating Area where such PROVIDER Medicare Member resides.

Except as specifically set forth in Section 4.5(c) or as expressly agreed to in a writing executed by each of PLAN and PROVIDER, the PROVIDER Core Services shall in no event be expanded, curtailed or otherwise modified at any time during the Term. In addition to the PROVIDER Core Services, PROVIDER shall provide to the PROVIDER Medicare Members the Services set forth, together with their respective CPT codes and/or definitions (as applicable) and their respective Additional Services Capitation Payments (as defined in Section 4.2 below), on Exhibit 2, as the same may be amended from time to time in accordance with Section 3.2 below (the “PROVIDER Additional Services”). The PROVIDER Core Services and PROVIDER Additional Services are referred to together as the “PROVIDER Covered Services.”
     3.2 Revisions to PROVIDER Additional Services. During the Contract Years 2007 and 2008, PROVIDER shall provide to the PROVIDER Medicare Members the PROVIDER Additional Services set forth in Exhibit 2. For each Contract Year subsequent to Contract Year 2008, PLAN and PROVIDER shall determine what additional Services, if any, PROVIDER shall provide as PROVIDER Additional Services, as well as the Additional Services Capitation Payments to be paid by PLAN to PROVIDER with respect to any and all PROVIDER Additional Services, and whether any changes are appropriate to the CPT codes and/or the definitions (as applicable) of the PROVIDER Additional Services set forth on the then current version of Exhibit 2, all subject to Section 4 below. The parties shall make such determination in accordance with the following procedures:
     (a) PROVIDER shall, with respect to each Contract Year beginning with the Contract Year 2008, not later than March 1 of such Contract Year, provide to PLAN a list of Services that it proposes to provide as the PROVIDER Additional Services during the following Contract Year. In response, PLAN shall, not later than April 15 of such Contract Year, provide PROVIDER with a revised Exhibit 2 reflecting those of such proposed Services that PLAN desires PROVIDER provide as the PROVIDER Additional Services during the following Contract Year, such revised Exhibit to include the CPT codes and/or proposed definitions (as applicable) with respect to any proposed additions to the PROVIDER Additional Services, any revisions to the CPT codes and/or definitions (as applicable) of the PROVIDER Additional Services then being provided, and the Additional Services Capitation Payments to be paid by PLAN to PROVIDER with respect to all PROVIDER Additional Services (together, the “Revisions to Additional Services”).
     (b) PROVIDER and PLAN shall negotiate in good faith and attempt to reach agreement on such Revisions to Additional Services by May 1 of such Contract Year. The Revisions to Additional Services so agreed, if any (as evidenced by an amended Exhibit 2 executed by PROVIDER and PLAN), shall (i) constitute, with respect to such following Contract Year, the PROVIDER Additional Services, the CPT codes and/or definitions (as applicable) with respect to such PROVIDER Additional Services and the Additional Services Capitation Payments to be paid by PLAN to PROVIDER with respect to all PROVIDER Additional Services, and (ii) be attached hereto and deemed for all purposes to have, with respect to such following Contract Year, amended, restated and superseded Exhibit 2 in its entirety.

     (c) Notwithstanding the foregoing, PROVIDER shall (including upon the failure of PLAN and PROVIDER to reach agreement on the Revisions to the Additional Services within the time periods provided in the preceding sub-section (b)), have the option (the “Additional Services Option”), but not the obligation, during each of the Contract Years, of either: (i) not providing or arranging for the provision of any PROVIDER Additional Services during the following Contract Year, or (ii) providing or arranging for the provision during the following Contract Year of any one or more Services (as selected by PROVIDER in its sole discretion) as PROVIDER Additional Services by selecting such Services from among: (A) the Revisions to Additional Services proposed by PLAN for the following Contract Year, and/or (B) the PROVIDER Additional Services being provided in the then current Contract Year, on the same terms as set forth on the Exhibit 2 then in effect, except (i) subject to any adjustments pursuant to Section 4.5 below, (ii) if CMS no longer requires Medicare Advantage plans to provide to Medicare Advantage plan members a Service that is a PROVIDER Additional Service, such Service shall be eliminated as a PROVIDER Additional Service unless otherwise mutually agreed by PROVIDER and PLAN (other than hearing aids and after hours answering service, which are currently listed on Exhibit 2 and shall remain PROVIDER Additional Services compensated at the Additional Services Capitation Payments set forth therein) and (iii) if CMS revises, adds or eliminates CPT codes or definitions with respect to any of the PROVIDER Additional Services set forth on Exhibit 2, the parties shall modify Exhibit 2 accordingly. The parties shall proceed to negotiate in good faith in an attempt to agree on any revisions to Exhibit 2, including the amount of any adjustments to the Additional Services Capitation Payments to reflect any changes to PROVIDER Additional Service or such revisions, additions or elimination of CPT codes or definitions, as applicable. If the parties cannot agree on such revisions to Exhibit 2 within fifteen (15) days following commencement of the negotiations with respect thereto, then the revisions to Exhibit 2, including the calculation of the adjustment, shall be submitted to an independent nationally recognized actuary (the “Actuary”) for final resolution in accordance with the provisions of Section 4.5(a). Upon the exercise by PROVIDER of such Additional Services Option, a revised version of Exhibit 2 shall be prepared by PROVIDER and PLAN reflecting PROVIDER’s selection under the Additional Services Option and shall be executed by PLAN and PROVIDER and attached hereto and deemed for all purposes with respect to such following Contract Year, to (X) have amended, restated and superseded the then current Exhibit 2 in its entirety, and (Y) reflect the PROVIDER Additional Services (if any), the CPT codes and/or definitions (as applicable) with respect to such PROVIDER Additional Services and the Additional Services Capitation Payments to be paid by PLAN to PROVIDER with respect to such PROVIDER Additional Services (if any).
     3.3 CMS Bid. Not less than ninety (90) days prior to PLAN’s making its annual CMS bid (the “Bid”) with the Center for Medicare and Medicaid Services (“CMS”), the parties will meet and discuss the merits of filing an alternative benefit schedule for PROVIDER Medicare Members as part of such Bid filing. PROVIDER shall have the right, with respect to each such Bid, in its sole discretion, to direct PLAN to include as benefits or alternative benefits in such Bid (A) transportation and/or (B) no co-payment for Part D Pharmaceuticals (as hereinafter defined), and PLAN hereby agrees to comply with each such direction; provided, that (i) if the most recently calculated MLR (as calculated pursuant to the Final Settlement (as defined in Exhibit 3)) reflects an MLR Deficit (defined in Exhibit 3) greater than 5%, then, only with respect to the Bid submitted during such Contract Year, PLAN shall not be obligated to include no co-payment for Part D Pharmaceuticals as part of the Bid, and (ii) all other terms of PLAN’s Bid, including rates, shall be in the sole discretion of PLAN; and provided further, that such proposed alternative benefit schedule (X) would fully comply with all applicable federal and state laws and regulations and (Y) is substantially complete on or before thirty (30) days prior to the filing deadline for the Bid. Except as mandated by CMS, no PROVIDER Core Services currently being provided by PROVIDER to the PROVIDER Medicare Members shall be withdrawn from or otherwise materially diminished in any benefit schedule filed as part of PLAN’s annual Bid filing with CMS without PROVIDER’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. As used in this Agreement, the term “Part D Pharmaceuticals” means pharmaceuticals subject to the Medicare Part D prescription drug benefit under the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, as amended from time to time.
4. Compensation.
     4.1 PROVIDER Core Services.
     (a) PROVIDER Core Services Other than Part D Pharmaceuticals. From and after the Effective Date, PLAN shall make and deliver to PROVIDER, with respect to each calendar month during the Term (or portion thereof if the Term shall end earlier than on the last day of a calendar month), a payment (each, a “Core Non-Pharmacy Payment”) with respect to each PROVIDER Core Service (other than Part D Pharmaceuticals) equal to the product obtained by multiplying (i) the amount delineated for such PROVIDER Core Service in Exhibit 1 under the heading “Core Services Payment” times (ii) the Adjusted Members (as hereinafter defined) for such month. The term “Adjusted Members” means, with respect to each month during the Term, the number of PROVIDER Medicare Members reflected on the Plan Payment Report delivered to PLAN by CMS for such month (currently reflected on line item 1 thereof under the A payment line item), as adjusted to reflect prior period deaths of beneficiaries, retroactive accretion and retroactive deletions. Together with each Core Non-Pharmacy Payment, PLAN shall deliver to PROVIDER copies of the monthly Plan Payment Report (and any successor reports thereto) delivered to PLAN by CMS reflecting the amounts of the CMS capitation reimbursement rates and the number of PROVIDER Medicare Members used in computing the Core Non-Pharmacy Payment for such month. The Core Non-Pharmacy Payment with respect to each month during the Term (or portion thereof if the Term shall end earlier than on the last day of a calendar month) shall be paid and delivered by PLAN to PROVIDER no later than the fifteenth (15th) day of such month (or the next business day if the same shall not fall on a business day), by wire transfer of immediately available funds in accordance with wire instructions provided by PROVIDER to PLAN from time to time.
     (b) Pharmacy. From and after the Effective Date, PLAN shall make and deliver to PROVIDER a payment (each, a “Core Pharmacy Payment”; the Core Non-Pharmacy Payments and the Core Pharmacy Payments are also referred to, individually and collectively, as “Core Services Payments”) equal to one hundred and five percent

(105%) of the actual cost (including the effect of any rebates, adjustments, or similar payments received or to be received by PROVIDER) incurred by PROVIDER with respect to Part D Pharmaceuticals (other than Injectable Drugs) that are delivered to the PROVIDER Medicare Members during such month. The Core Pharmacy Payments shall be paid and delivered to PROVIDER, either directly by PLAN or through pharmacy benefits managers, at such time(s) as the parties shall agree but in no event less frequently than every two weeks. With each request for a Core Pharmacy Payment, PROVIDER shall provide PLAN with a schedule of Part D Pharmaceuticals dispensed that are covered by such Core Pharmacy Payment. If so requested by PLAN, PROVIDER will provide PLAN with such records and information relating to the Part D Pharmaceuticals dispensed by PROVIDER and PROVIDER’s costs with respect to such Part D Pharmaceuticals as PLAN shall reasonably request to permit PLAN to verify the accuracy of the Core Pharmacy Payment. If the parties disagree with respect to the amount of any Core Pharmacy Payment, then either party may submit the disputed amount to the Actuary for final resolution in accordance with the provisions of Section 4.5(a).
     4.2 PROVIDER Additional Services. From and after the Effective Date, PLAN shall make and deliver to PROVIDER, with respect to each calendar month during the Term (or portion thereof if the Term shall end earlier than on the last day of a calendar month), a payment (each, an "Additional Services Capitation Payment”) with respect to each PROVIDER Additional Service equal to the product obtained by multiplying (i) the amount delineated for such PROVIDER Additional Service in Exhibit 2 under the heading “Additional Services Capitation Payment” times (ii) the number of Adjusted Members for such month. Together with each Additional Services Capitation Payment, PLAN shall deliver to PROVIDER copies of the monthly Plan Payment Report (and any successor reports thereto) delivered to PLAN by CMS reflecting the number of PROVIDER Medicare Members used in computing the Additional Services Capitation Payment for such month. The Additional Services Capitation Payment with respect to each month during the Term (or portion thereof if the Term shall end earlier than on the last day of a calendar month) shall be paid and delivered by PLAN to PROVIDER no later than the fifteenth (15th) day of such month (or the next business day if the same shall not fall on a business day), by wire transfer of immediately available funds in accordance with wire instructions provided by PROVIDER to PLAN from time to time. The Core Services Payments and the Additional Services Capitation Payments are collectively referred to throughout this Agreement as the “Covered Services Payments”).
     4.3 Additional Reports. In addition to the monthly Plan Payment Reports required to be delivered by PLAN to PROVIDER together with the Covered Services Payments as hereinabove provided, PLAN shall deliver to PROVIDER copies of the Monthly Membership Reports. PLAN shall deliver to PROVIDER such other reports relating to CMS capitation rates, the PROVIDER Covered Services and/or the PROVIDER Medicare Members as may be reasonably requested in writing by PROVIDER from time to time, in each case, once such written request has been made, within five (5) business days of the date such report is received by PLAN.
     4.4 Co-payments. In addition to the Covered Services Payments, PROVIDER shall be entitled to collect from PROVIDER Medicare Members, and retain for its own account, any co-payments payable by such PROVIDER Medicare Members with respect to the Services rendered by PROVIDER under this Agreement; provided such co-payments are approved as part of the terms of PLAN’s Bid.
     4.5 Adjustments to Covered Services Payments. Except as specifically set forth in Section 3.2 and this Section 4.5, none of the Covered Services Payments shall be adjusted or otherwise modified at any time during the Term.
     (a) Annual Adjustments. The parties acknowledge and agree that the Core Non-Pharmacy Payments and Additional Services Capitation Payments reflected in Exhibits 1 and 2 as of the Effective Date constitute 2007 rates and that such Covered Services Payments shall apply only until the CMS capitation reimbursement rates applicable to the PROVIDER Medicare Members for 2008 are known. Accordingly, beginning with Contract Year 2008, the Core Non-Pharmacy Payments and any Additional Services Capitation Payments that were not subject to any Revisions to Additional Services shall be adjusted annually as follows:
     (i) Effective January 1 of each Contract Year, the Core Non-Pharmacy Payments and any Additional Services Capitation Payments that were not subject to any Revisions to Additional Services shall be increased or decreased by the aggregate percentage increase or decrease, respectively, in the CMS capitation reimbursement rates applicable to the PROVIDER Medicare Members for such Contract Year as compared to the preceding Contract Year (i.e., CMS capitation reimbursement rates applicable to January compared to the CMS capitation reimbursement rates applicable to the immediately preceding December for all PROVIDER Medicare Members enrolled in December that are still enrolled with PLAN in January). Promptly after the CMS capitation reimbursement rates applicable to each Contract Year are known, the parties shall in good faith attempt to arrive at an agreement with respect to the amount of such adjustment.
     (ii) If the parties cannot agree on the amount of such adjustment within fifteen (15) days following commencement of such negotiations, then the calculation of the adjustment shall be submitted to an Actuary for analysis and calculation, together with each party’s respective calculations of the adjustment that each believes should be made. The determination of the Actuary shall be final, binding and non-appealable. For all purposes under this Agreement, the following shall apply with respect to the Actuary: (i) the Actuary shall be selected by agreement of the parties or, if the parties cannot agree on an Actuary, then each party shall appoint an actuary and the two actuaries shall appoint a third actuary which shall be the sole Actuary; and (ii) if the Actuary’s determination is in agreement with the calculations submitted by one of the parties, then the other party shall promptly pay all costs and expenses with respect to the Actuary’s determination, or alternatively, if the Actuary’s determination is not in agreement with either party’s calculations, then such costs and expenses shall be promptly paid, on a 50/50 basis, by both parties.

     (iii) Upon determination of the annual adjustment to the Core Non-Pharmacy Payments and Additional Services Capitation Payments, whether by agreement of the parties or determination by the Actuary, revised versions of Exhibits 1 and 2 shall be prepared by PROVIDER and PLAN reflecting the Core Non-Pharmacy Payments and Additional Services Capitation Payments as revised pursuant to such determination. Such revised Exhibits shall be executed by PROVIDER and PLAN and be attached hereto and deemed for all purposes with respect to such Contract Year, to (a) have amended, restated and superseded the then current Exhibits 1 and 2 in their entirety, and (b) reflect the Core Non-Pharmacy Payments and Additional Services Capitation Payments to be paid by PLAN to PROVIDER.
     (iv) As part of the determination of the annual adjustment, whether by the parties or the Actuary, all Core Non-Pharmacy Payments and Additional Services Capitation Payments that have been paid to PROVIDER during such Contract Year after the effective date of such adjustment shall be recalculated to reflect such adjustment. PLAN or PROVIDER shall, within three (3) business days following such determination, pay and deliver to the other party, by wire transfer of immediately available funds, the aggregate amount of any underpayment or overpayment, respectively, with respect to such prior Core Non-Pharmacy Payments and Additional Services Capitation Payments following such recalculation.
     (b) Intra-year Adjustments. If at any time during the Term, CMS effectuates an adjustment to the capitation reimbursement rates applicable to PROVIDER Medicare Members (other than the annual adjustments addressed in the immediately preceding sub-section (a)), whether upwards or downwards, and whether effective immediately, retroactively or prospectively for such Contract Year, then the Core Non-Pharmacy Payments and the Additional Services Capitation Payments shall be adjusted as follows:
     (i) Effective as of the effective date of such adjustment, the Core Non-Pharmacy Payments and Additional Services Capitation Payments shall be increased or decreased by the aggregate percentage increase or decrease, respectively, in the CMS capitation reimbursement rates applicable to the PROVIDER Medicare Members (i.e., the CMS capitation reimbursement rates applicable to the calendar month, or portion thereof, commencing on the effective date of such adjustment compared to the CMS capitation reimbursement rates applicable to the calendar month or portion thereof immediately preceding such effective date, in each case, for all PROVIDER Medicare Members enrolled in such preceding month or portion thereof that are still enrolled in the month or portion thereof commencing on such effective date). Promptly after any such intra-year adjustment in CMS capitation reimbursement rates is known, the parties shall attempt to arrive at an agreement with respect to the amount of such adjustment.
     (ii) If the parties cannot agree on the amount of such adjustment within fifteen (15) days following the applicable party’s request therefor, then the calculation of the adjustment shall be submitted to the Actuary for analysis and calculation, together with each party’s respective calculations of the adjustment that each believes should be made. The determination of the Actuary shall be final, binding and non-appealable.
     (iii) Upon determination of any such intra-year adjustment to the Core Non-Pharmacy Payments and Additional Services Capitation Payments, whether by agreement of the parties or determination by the Actuary, revised versions of Exhibits 1 and 2 shall be prepared by PROVIDER and PLAN reflecting the Core Non-Pharmacy Payments and Additional Services Capitation Payments as revised pursuant to such determination. Such revised Exhibits shall be executed by PROVIDER and PLAN and be attached hereto and deemed for all purposes with respect to such Contract Year, to (a) have amended, restated and superseded the then current Exhibits 1 and 2 in their entirety, and (b) reflect the Core Non-Pharmacy Payments and Additional Services Capitation Payments to be paid by PLAN to PROVIDER.
     (iv) With respect to any such intra-year adjustments having immediate or retroactive effective dates, all Core Non-Pharmacy Payments and Additional Services Capitation Payments that have been paid to PROVIDER during such Contract Year after the effective date of such adjustment shall be recalculated as part of the determination of such intra-year adjustment, whether by the parties or the Actuary, to reflect such adjustment. PLAN or PROVIDER shall, within three (3) business days following such determination, pay and deliver to the other party, by wire transfer of immediately available funds, the aggregate amount of any underpayment or overpayment, respectively, with respect to such prior Core Non-Pharmacy Payments and Additional Services Capitation Payments following such recalculation.
     (c) Revisions to Core Services. In the event that CMS or any other governmental agency of competent jurisdiction at any time (i) requires that a Service that is not then currently being provided as part of the PROVIDER Core Services be provided as part of the PROVIDER Core Services, (ii) requires that PROVIDER discontinue providing a Service that is then currently being provided as part of the PROVIDER Core Services (other than the PCP Management Fee), or (iii) changes the CPT code for any PROVIDER Core Service or changes the definition or breadth of, or otherwise modifies, services for any PROVIDER Core Service (other than the PCP Management Fee), then PROVIDER and PLAN shall, promptly following such modifications being known, jointly prepare a revised Exhibit 1 reflecting all of such modifications, such revised Exhibit to include any applicable revisions to the CPT codes and/or definitions (as applicable) of the PROVIDER Core Services then being provided, and the Core Services Payments to be paid by PLAN to PROVIDER with respect to all PROVIDER Core Services (together, the “Revisions to Core Services”). PROVIDER and PLAN shall negotiate in good faith and attempt to reach agreement on the Revisions to Core Services. If the parties cannot agree on such adjustment within fifteen (15) days following commencement of negotiations with respect to the preparation of such revised Exhibit 1, then the Revisions to Core Services shall be submitted to the Actuary for analysis and calculation, together with each party’s respective proposals therefor. The determination of the Actuary shall be final, binding and non-appealable. The Revisions to Core Services as agreed to by the parties or determined by the Actuary shall, as part of the negotiation or Actuary’s determination, be memorialized in a revised Exhibit 1, which shall be executed by PROVIDER and PLAN, if agreement by the parties is reached, or by the Actuary, if determined thereby. Such revised Exhibit 1 shall (A) constitute, with respect to the remainder of the Term (subject to any additional modifications as provided in this Section 4.5(c)), the PROVIDER Core Services, the CPT codes and/or definitions (as applicable) with respect to such PROVIDER Core Services and the Core Services Payments to be paid by PLAN to PROVIDER with respect to all PROVIDER Core Services, and (B) be attached hereto and deemed for all purposes to have amended, restated and superseded Exhibit 1 in its entirety.
     (d) Change in Economic Circumstances. In the event CMS or any other governmental agency of competent jurisdiction changes the methodology that it uses to reimburse PLAN under the Medicare Advantage program or Medicare benefits or other factors with respect to the Medicare Advantage program (including, without limitation, CMS mandated changes in PLAN’s benefits) are changed such that the economic risks and benefits of either party are changed in a materially adverse manner (other than any modifications subject to Section 4.5(c) above or increases in CMS capitation rates covered by Sections 4.5(a) or (b)), either PLAN or PROVIDER (i.e., whichever party suffers the materially adverse change as compared to the circumstances in place prior to such change) may request, by written notice to the other party, an adjustment to PROVIDER’s compensation. The parties shall first attempt to arrive at an agreement with respect to such adjustment. If the parties cannot agree on such adjustment within fifteen (15) days following the applicable party’s request therefor, then the adjustment shall be submitted to the Actuary for analysis and calculation, together with each party’s respective calculations of the adjustment, if any, that each believes should be made to PROVIDER’s compensation. The Actuary shall calculate the economic impact using relevant cost and utilization data, and shall determine the actuarially sound adjustment to take into account the change(s), if any. The determination of the Actuary shall be final, binding and non-appealable.
     4.6 Injectable Drugs Replacement/Reimbursement. The parties acknowledge that PLAN bears the sole and exclusive, subject to inclusion for purposes of calculating “Deficit” and “Surplus” for purposes of Exhibit 3, financial responsibility for providing Injectable Drugs (as hereinafter defined) to PROVIDER Medicare Members and that the Core Pharmacy Payment does not include any costs, fees or charges associated with providing Injectable Drugs. Accordingly, with respect to each calendar quarter during the Term, PROVIDER shall, at least fifteen (15) days prior to the first day of such calendar quarter (or fifteen (15) days prior to the Effective Date, with respect to any calendar quarter that includes but does not commence on, the Effective Date), deliver to PLAN a schedule of its charges (to be determined by and in the sole discretion of PROVIDER) with respect to the Injectable Drugs that it proposes to dispense during such calendar quarter (the “Injectable Drugs Charges”). PLAN shall, within ten (10) days following its receipt of such schedule, provide written notice to PROVIDER of its election, with respect to such quarter, to either: (i) at no cost to PROVIDER, timely replace PROVIDER’s inventory of each item of Injectable Drugs that is dispensed by PROVIDER to PROVIDER

Medicare Members during such quarter, or (ii) pay to PROVIDER the Injectable Drugs Charge for each item of Injectable Drugs that is dispensed by PROVIDER to PROVIDER Medicare Members during such quarter. PROVIDER shall provide PLAN, within thirty (30) days following the end of each month, a schedule of Injectable Drugs dispensed during such month and the Injectable Drugs Charges with respect thereto, if applicable. Within thirty (30) days following the end of each calendar quarter, PROVIDER shall provide PLAN a schedule of Injectable Drugs dispensed during such calendar quarter and the Injectable Drugs Charges with respect thereto. PLAN shall effectuate the replacement of PROVIDER’s inventory of Injectable Drugs or the payment to PROVIDER for the applicable Injectable Drugs Charges, in each case, consistent with its election with respect to such prior quarter as hereinabove provided, within thirty (30) days of receipt of PROVIDER’s quarterly schedule. As used in this Agreement, the term “Injectable Drugs” means the prescription drug medications that are excluded from Part D Pharmaceuticals portion of the PROVIDER Core Services, which medications are identified on Exhibit 1-A under the heading “Injectable Drugs.” If so requested by PLAN, PROVIDER will provide PLAN with such records and information relating to the dispensation of the Injectable Drugs dispensed by PROVIDER as PLAN shall reasonably request to permit PLAN to verify the accuracy of the Injectable Drugs Charges (but not information regarding PROVIDER’s costs with respect to such Injectable Drugs).
     4.7 MLR Sharing Arrangement. PLAN and PROVIDER shall be subject to the medical loss ratio (MLR) sharing arrangement set forth in Exhibit 3 with respect to the provision of Services to PROVIDER Medicare Members and PROVIDER HMO Members and shall make all payments required by such arrangement.
5. Advertising and Promotional Activities.
     (a) Advertising Activities. Throughout the Term, PROVIDER (directly or through a third party) shall be responsible for the management of all advertising and other promotional activities (specifically excluding all Sales, Enrollment and Regulatory Compliance Activities (as hereinafter defined)) with respect to (i) PROVIDER as a provider of the Services to the PROVIDER Medicare Members in Approved PLAN Operating Areas and (ii) PLAN’s Clinic Model Provider Medicare plan product offering in the Approved PLAN Operating Areas (the “Advertising Activities”); provided, however, that if CMS or any other governmental authority restricts PROVIDER from engaging in the management of any such Advertising Activities, PROVIDER shall have the right to assign and delegate its rights and obligations under this Section 5 to one or more third parties so long as PROVIDER provides prior written notice thereof to PLAN and PROVIDER remains liable to PLAN hereunder with respect to any failures by any such third parties to comply with PROVIDER’s obligations under this Section 5. PLAN hereby acknowledges and agrees that, throughout the Term, all telemarketing, sales and/or enrollment activities with respect to PLAN’s Clinic Model Provider Medicare plan product offering in the Approved PLAN Operating Areas (and the payment of all commissions and/or broker’s fees with respect thereto), as well as all regulatory oversight with respect thereto (collectively, “Sales, Enrollment and Regulatory Compliance Activities”) shall be the sole and exclusive responsibility of PLAN and shall be conducted (A) in accordance in all material respects with applicable CMS, legal, regulatory, administrative and other requirements and (B) exclusively under the

“Licensed Marks” (as defined in the License Agreement). The Advertising Activities will include, without limitation, the development and implementation of advertising creative materials, placement of media, direct mail printing and postage, sales collateral materials and other promotions. PLAN shall have the right to review and approve all such Advertising Activities, such approval not to be unreasonably withheld, conditioned or delayed, solely for purposes of determining compliance with applicable state and federal laws and regulations (including, but not limited to, the requirements of CMS). PROVIDER shall conduct the Advertising Activities pursuant to and in accordance with the directions of PLAN with respect to such state and federal compliance, except that Advertising Activities not requiring CMS approval shall not necessitate such approval or be subject to such directions. PROVIDER shall conduct all such Advertising Activities not requiring PLAN’s approval in accordance, in all material respects, with applicable legal, regulatory, administrative and other legal requirements. The Advertising Activities with respect to PLAN will identify PLAN as a subsidiary or division of HealthSpring, Inc., as determined by PLAN. PROVIDER shall provide PLAN, not less frequently than quarterly, a reasonably detailed summary of all Advertising Activities and Advertising Expenses (as defined below), together with retrospective performance reviews or evaluations with respect to the calendar quarter or portion thereof to which such summary relates (each, a “Quarterly Advertising Report”).
     (b) Reimbursable Advertising Amount. With respect to each Contract Year, PLAN shall, within ten (10) business days following delivery of each Quarterly Advertising Report, reimburse PROVIDER for any and all costs and expenses incurred with respect to Advertising Activities by or on behalf of PROVIDER (or its permitted designees and assigns (as provided in sub-section (a) above)) during the quarter to which such Quarterly Advertising Report relates (collectively “Advertising Expenses”); provided, however, that (i) the aggregate of all such reimbursements with respect to any Contract Year shall in no event exceed the Reimbursable Advertising Amount (as hereinafter defined) for such Contract Year, and (ii) “Advertising Expenses” shall in no event include any general or administrative expenses of PROVIDER or of any such designees or assigns (including salaries and similar overhead expenses associated with employees and contractors). The term “Reimbursable Advertising Amount” means, (A) with respect to Contract Year 2007, the difference of (I) $3,850,000 and (II) all Advertising Expenses incurred by PROVIDER and PLAN between January 1, 2007 and the business day immediately preceding the Effective Date, (B) with respect to Contract Year 2008, $3,850,000 plus or minus an amount equal to $3,850,000 multiplied by the percentage increase or decrease, respectively, in the per member Core Non-Pharmacy Payment and Additional Services Capitation Payment for such Contract Year as compared to the preceding Contract Year (as calculated pursuant to Section 4.5), and (C) with respect to each subsequent Contract Year, an amount equal to the Reimbursable Advertising Amount for the immediately preceding Contract Year plus or minus an amount equal to the Reimbursable Advertising Amount for such immediately preceding Contract Year multiplied by the percentage increase or decrease, respectively, in the per member Core Non-Pharmacy Payment and Additional Services Capitation Payment for such Contract Year as compared to the prior Contract Year (as calculated pursuant to Section 4.5); provided, however, that the Reimbursable Advertising Amount with respect to any Contract Year shall in no event exceed the Advertising Cap for such Contract

Year. The term “Advertising Cap” means, (x) with respect to each of Contract Years 2007 through and including 2012, $5,000,000, (y) with respect to each of Contract Years 2013 through and including 2017, $6,000,000, and (z) with respect to each of Contract Years 2018 through and including 2022 (if applicable), $7,000,000. PROVIDER shall, not later than November 1 of each Contract Year, provide PLAN with an opportunity to review its plan for Advertising Activities for the following Contract Year; provided, however, that except as expressly set forth in subsection (a) above, PLAN shall not have any right to approve, disapprove or modify all or any portion of such plan.
6. PROVIDER Expansion. As of the Effective Date, PROVIDER operates five PROVIDER Medical Centers, all of which are located in Miami-Dade County, Florida. PROVIDER may, at any time, open additional medical centers of such size and at such locations in any Approved PLAN Operating Areas, as amended from time to time, as determined by PROVIDER in its sole discretion (including, without limitation, the “Additional Leon Centers” contemplated to be opened pursuant to the Stock Purchase Agreement (regardless of whether or not such “Additional Leon Centers” are opened within the time periods provided therein)) (collectively, the “Additional Centers”). Provided that an Additional Center shall be of a finish and quality substantially consistent with the PROVIDER Medical Centers then in operation, then such Additional Center shall constitute for all purposes hereunder a PROVIDER Medical Center and shall participate as such under the terms and conditions of this Agreement. The parties acknowledge and agree that, subject to the last sentence of this Section 6, PROVIDER shall have the right, in its sole discretion, to replace (i) any PROVIDER Medical Center (including any Additional Center) with a different PROVIDER Medical Center (including any Additional Center) so long as such replacement center is of a similar size, finish and quality and provides substantially the same services as the PROVIDER Medical Center being replaced or (ii) any Affiliated Provider with a different Affiliated Provider. Each such replacement center shall constitute for all purposes hereunder a PROVIDER Medical Center and each such replacement Affiliated Provider shall constitute for all purposes hereunder an Affiliated Provider, and shall participate as such under the terms and conditions of this Agreement. PROVIDER shall not, at any time during the Term, without the prior written consent of PLAN, terminate the operation of any PROVIDER Medical Center without replacing such PROVIDER Medical Center as hereinabove provided concurrently with such termination, except that, notwithstanding the foregoing, PROVIDER shall in all events have the right, in its sole discretion and without obtaining PLAN’s written consent, to (a) terminate the operation of the PROVIDER Medical Center located in 8888 Coral Way, Miami, FL, 33165 so long as such termination does not occur prior to the completion of both of the “Additional Leon Centers” contemplated to be opened pursuant to the Stock Purchase Agreement (regardless of whether or not such “Additional Leon Centers” are opened within the time periods provided therein) and/or (b) terminate the operation of any number of PROVIDER Medical Centers so long as no such termination results in either (x) after the completion of such “Additional Leon Centers,” PROVIDER operating less than six PROVIDER Medical Centers (regardless of whether or not such “Additional Leon Centers” are opened within the time periods provided therein), or (y) before the completion or in the event of non-completion of such “Additional Leon Centers,” PROVIDER operating less than five (5) PROVIDER Medical Centers.

7. Exclusivity; PROVIDER HMO.
     7.1 Exclusivity.
     (a) PLAN Exclusivity. Subject to the provisions of Section 7.5, and notwithstanding anything in this Agreement to the contrary (other than the provisions of Section 7.5), PLAN hereby acknowledges and agrees that (i) PROVIDER shall be PLAN’s and its Affiliates’ sole and exclusive Clinic Model Provider in Miami-Dade County, Florida, Monroe County, Florida, Palm Beach County, Florida and Broward County, Florida (collectively, the “Restricted Area”) at all times throughout the Term, such that (without limiting the generality of the foregoing), neither PLAN nor any of its Affiliates shall, at any time during the Term, directly or indirectly, offer or provide, or contract with respect to the offer or provision of, any Clinic Model Provider option other than PROVIDER to any Medicare Advantage members who reside in the Restricted Area and (ii) PLAN shall not offer PROVIDER to any Medicare Advantage members who reside outside of the Approved PLAN Operating Areas. PLAN shall, at all times throughout the Term, offer as options to all Medicare Advantage members residing in Approved PLAN Operating Areas a Clinic Model Provider option. As used in this Agreement, the terms (I) “Affiliate(s)” means, with respect to any person or entity, any person or entity directly or indirectly controlling, controlled by or under common control with such person or entity; and (II) “Control,” “Controlling” or “Controlled by” (whether or not any such term is capitalized) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by agreement, or otherwise.
     (b) Expansion of Approved PLAN Operating Areas.
     (i) Drag Along Right. If at any time prior to the final Contract Year of the Term, PROVIDER has determined to expand its delivery of the PROVIDER Covered Services to a PLAN Operating Area that is not then an Approved PLAN Operating Area then PROVIDER shall have the right (the “Drag Along Right”), exercisable at any time prior to the commencement of the Final Two Contract Years by providing written Notice to PLAN, to request that PLAN use its commercially reasonable efforts to expand to such PLAN Operating Area as hereinafter provided. Upon PLAN’s receipt from PROVIDER of Notice of PROVIDER’s exercise of its Drag Along Right (which Notice shall specify the applicable PLAN Operating Area(s) into which PROVIDER wishes to expand), PLAN shall use its commercially reasonable efforts to take and/or cause to be taken, at its sole cost and expense, the steps (including the preparation, submission, filing and delivery of appropriate notices, applications, forms and other documents and instruments) that are reasonably necessary or appropriate to become authorized to offer and provide its Clinic Model Provider products and Services to Medicare Advantage members residing in such PLAN Operating Area(s). PROVIDER will provide PLAN with all other information relating to PROVIDER that PLAN may reasonably request to permit PLAN to submit its request to expand into such PLAN Operating Area. Upon PLAN’s receipt of authorization to operate in a new PLAN Operating Area, such PLAN Operating

Area(s) shall constitute Approved PLAN Operating Area(s) for all purposes hereunder and Exhibit 4 shall be revised as provided below.
     (ii) Revisions to Exhibit 4. If PROVIDER timely exercises its Drag Along Right, or if the parties mutually agree to expand the Approved PLAN Operating Areas, then in each case the parties shall prepare and execute a revised Exhibit 4 reflecting all such new PLAN Operating Areas as additions to the Approved PLAN Operating Areas, whereupon such revised Exhibit 4 shall be deemed to have amended, restated and superseded the then current version of Exhibit 4 and shall be deemed to set forth each and all Approved PLAN Operating Areas.
     (c) Non-Competition; PROVIDER HMO. Subject to the provisions of Section 7.5, neither PLAN nor any of its Affiliates shall, during the Term, directly or indirectly, own, control, operate, manage, underwrite, administer and/or have any financial interest in any Clinic Model Provider operating within the Restricted Area (other than an ownership interest of less than 2% of the outstanding equity interests of any entity whose common stock is traded on a national securities exchange or market quotation system). Except for the ownership, control, operation and management of the PROVIDER HMO (as hereinafter defined), which shall be governed by the provisions of this Section 7.1 and Section 10.3 below, neither PROVIDER nor any of its Affiliates shall, during the Term, directly or indirectly, own, control, operate, manage, underwrite, administer and/or have any financial interest in any health maintenance organization, preferred provider product, other health insurance product or any other similar form of health insurance or risk-based or pre-paid health benefit plan, including without limitation, through the operation of a rental network or direct consumer contracting, in the Restricted Area (other than HealthSpring and any of its Affiliates or an ownership interest of less than 2% of the outstanding equity interests of any entity whose common stock is traded on a national securities exchange or market quotation system). Notwithstanding the foregoing, Provider and its Affiliates shall have the right, directly or indirectly, to (a) at any time after the expiration of the five (5) year period immediately following the Effective Date, form and/or own a health maintenance organization licensed in the State of Florida (the “PROVIDER HMO”) and to apply to CMS for a Medicare contract with respect to such PROVIDER HMO for any geographic area outside of the Restricted Area and to operate such PROVIDER HMO anywhere outside the Restricted Area (including in competition with PLAN and its Affiliates), (b) apply to CMS for a Medicare contract with respect to such PROVIDER HMO for all or any portion of the Restricted Area and (c) directly or indirectly market, solicit and enroll (upon becoming eligible), and provide the products and services offered by such PROVIDER HMO to, any and all actual or prospective Medicare participants (including any and all Medicare Advantage members of PLAN or its Affiliates) residing in the Restricted Area (including any and all PROVIDER Medicare Members), and such actions described in clauses (a), (b) and (c) above shall not be deemed a violation of this Agreement; provided, however, that such actions described in clauses (b) and (c) above may only be undertaken (i) at any time from and after the earlier to occur of (A) an HMO Event as provided in Section 10.3 hereof or (B) the date that is the earlier of (I) eighteen months prior to the expiration of the Initial Term if PLAN has duly given written notice to PROVIDER of its intention not to renew the

Agreement as provided in Section 10.1 (the period commencing on the first day of such eighteen month period and ending on the last day of the Renewal Term, the “Final Thirty Months”), (II) the first day of the penultimate Contract Year during any Renewal Term (the period commencing on such day and ending on the last day of the Renewal Term, the “Final Two Contract Years”), or (III) the first day of the then current ante-penultimate cycle of open enrollment for Medicare participants (i.e., currently running from November 1 through December 31) prior to the expiration of any Renewal Term (the period commencing on such day and ending on the last day of the Term, the “Final Three Enrollment Cycles”), and (ii) subject to compliance by PROVIDER with Sections 7.1(e) and (f).
     (d) PROVIDER Exclusivity; Non-solicitation. Commencing on the Effective Date and continuing until the expiration or earlier termination of this Agreement, neither PROVIDER, its Affiliates nor any of the PROVIDER Medical Centers shall provide the Services, nor shall the Affiliated Providers provide the primary care services identified in Exhibit 1 as part of the PROVIDER Core Services, to any persons residing in the Restricted Area other than to (i) the PROVIDER Medicare Members pursuant to this Agreement and/or (ii) any and all Medicare participants that enroll with the PROVIDER HMO in accordance with this Section 7.1 (the “PROVIDER HMO Members”).
     (e) PROVIDER HMO Members. It is the intention of the parties that, with respect to any and all periods during the Term, PROVIDER and PLAN shall be in substantially the same financial position with respect to one another regarding PROVIDER HMO Members as if such persons were PROVIDER Medicare Members under this Agreement. Accordingly, if the PROVIDER HMO shall during the Final Two Contract Years, the Final Three Enrollment Cycles or the Final Thirty Months (each such period, as applicable, the “Make Whole Period”), commence marketing, soliciting, enrolling or providing its product and services offerings to Medicare participants in the Restricted Area as hereinabove provided, then the PROVIDER HMO shall pay to PLAN, with respect to each month during the Make Whole Period (or portion thereof if the Make Whole Period commences or ends other than on the first or last day of a calendar month, respectively), an amount equal to (i) the applicable Administrative Percentage (as hereinafter defined) multiplied by (ii) the sum of the CMS capitation reimbursement rates for all PROVIDER HMO Members as of the first (1st) day of such calendar month (or portion thereof) (the “PROVIDER Monthly Payment”). The PROVIDER Monthly Payment with respect to each month (or portion thereof) during the Make Whole Period shall be paid by PROVIDER HMO to PLAN on the fifteenth (15th) day of such month (or the next business day if the same shall not fall on a business day) by wire transfer of immediately available funds, in accordance with wire instructions delivered by PLAN to PROVIDER HMO from time to time. The PROVIDER Monthly Payments received by PLAN shall be subject to reconciliation as set forth in Section 7.1(g) below.
     (f) Administrative Percentage. The “Administrative Percentage” shall mean and be calculated as follows:
     (i) With respect to the period commencing on the first day of the Make Whole Period and ending on December 31 of the penultimate Contract Year of the Term (the “First Measurement Period”), the Administrative Percentage shall equal the difference between 100% minus the MLR (as defined and calculated in Exhibit 3 hereof) actually achieved by PLAN during the ante-penultimate Contract Year of the Term (or, if not then known, the Contract Year immediately prior to such ante-penultimate Contract Year). The parties agree that, as soon as practicable, the Administrative Percentage used in calculating the PROVIDER Monthly Payment with respect to the First Measurement Period shall be calculated using the MLR actually achieved by PLAN during the ante-penultimate Contract Year of the Term.
     (ii) With respect to the period commencing on January 1 of the final Contract Year and ending on the effective day of the expiration or earlier termination of this Agreement (the “Final Measurement Period”), the Administrative Percentage shall equal the difference of 100% minus the MLR actually achieved by PLAN during the ante-penultimate Contract Year (or, if available, the PROVIDER HMO MLR (as hereinafter defined) achieved by the PROVIDER HMO during the First Measurement Period). The parties agree that, as soon as practicable, the Administrative Percentage used in calculating the PROVIDER Monthly Payment with respect to the Final Measurement Period shall be calculated using the PROVIDER HMO MLR achieved by the PROVIDER HMO during the First Measurement Period. As used in this Agreement, the term “PROVIDER HMO MLR” means, with respect to any Contract Year or portion thereof, the percentage obtained by dividing (I) the medical expenses actually incurred only by the PROVIDER HMO (and not PLAN) during such Contract Year or portion thereof with respect to PROVIDER HMO Members, by (II) the sum of the CMS capitation reimbursement rates for all Medicare Advantage members that constituted PROVIDER HMO Members during such Contract Year or portion thereof. The PROVIDER HMO MLR shall be calculated in accordance with the “Run Out Period” method described in Section 3 of Exhibit 3.
     (g) PROVIDER Monthly Payment Adjustment. The PROVIDER Monthly Payments received by PLAN shall be reconciled as follows:
     (i) Within thirty (30) days following the 30th day of June of the final Contract Year, PLAN and PROVIDER shall jointly calculate a reconciliation of the PROVIDER Monthly Payments paid to PLAN by the PROVIDER HMO with respect to the First Measurement Period by recalculating the Administrative Percentage used in calculating each and all of such PROVIDER Monthly Payments using the PROVIDER HMO MLR achieved by the PROVIDER HMO during the First Measurement Period.
     (ii) Within thirty (30) days following the 30th day of June of the calendar year immediately following the final Contract Year, the parties shall jointly calculate a reconciliation of the PROVIDER Monthly Payments paid to PLAN by the PROVIDER HMO with respect to the Final Measurement Period by recalculating the Administrative Percentage used in calculating each and all of such PROVIDER Monthly Payments using the PROVIDER HMO MLR achieved by the PROVIDER HMO during the Final Measurement Period.
     (iii) If the parties are unable to agree on the results of either of the reconciliations provided for in the immediately preceding sub-sections, then either party may, by written notice to the other party, require that such reconciliation be submitted to the Actuary for final determination. Each party shall submit to the Actuary its final proposed calculation of such reconciliation. The Actuary shall be instructed to deliver a determination of such reconciliation within thirty (30) days following such submission, which determination shall be final, binding and non-appealable.
     (iv) To the extent that the results of a reconciliation described above (whether by agreement of the parties or determination by the Actuary) reflect that the payments made to PLAN by the PROVIDER HMO of the PROVIDER Monthly Payments with respect to the applicable measurement period are in excess of the amounts calculated pursuant to such reconciliation, then PLAN shall, within five (5) business days, reimburse to the PROVIDER HMO the full amount of such overpayment. To the extent that the results of a reconciliation described above (whether by agreement of the parties or determination by the Actuary) reflect that the payments to PLAN by the PROVIDER HMO of the PROVIDER Monthly Payments with respect to the applicable measurement period are less than the amounts calculated pursuant to such reconciliation, then the PROVIDER HMO shall, within five (5) business days, pay to PLAN the full amount of such underpayment.
     (h) Remedies. If either party breaches, or threatens to commit a breach of, any of the covenants set forth in Sections 7.1(a), (b), (c) or (d) (collectively, the “Restrictive Covenants”), the non-breaching Party shall have, in addition to, and not in lieu of, any other rights and remedies available to it, including the rights and remedies set forth in Section 12, the right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the non-breaching party and that money damages would not provide an adequate remedy. In addition, in the event that either party breaches, or threatens to commit a breach of, any of the Restrictive Covenants, the other party shall have the right and remedy to require such breaching party and its Affiliate (as applicable) to account for and pay over to the non-breaching party any profits, monies, accruals, increments or other benefits derived or received by such breaching party or its Affiliates as the result of any transactions constituting a breach of the Restrictive Covenants from the date such breaching party was actually aware or was notified that such breaching party was in breach of any of the Restrictive Covenants.
7.2 Sale of PLAN.
     (a) Subject to the next sentence of this Section 7.2(a) and Section 7.2(b) below, without first obtaining PROVIDER’s written consent, such consent to be given,

withheld, conditioned or delayed in the sole and absolute discretion of PROVIDER, during the Term neither PLAN nor any Affiliate thereof shall in any way consummate, or enter into any definitive agreement (i) with respect to any direct or indirect sale, lease, transfer or other disposition of (A) (I) 50% or more of the capital stock and/or other equity interests in PLAN or (II) such other percentage of the capital stock and/or other equity interests in PLAN as shall permit the transferee to directly or indirectly appoint a majority of the board of directors (or other applicable governing body) of PLAN and/or (B) all or substantially all of the assets of PLAN, including, in each case, by way of acquisition of the debt, equity or assets of PLAN, or by merger, share exchange, reorganization or other business combination, or otherwise, to any person or entity that is not, at such time, an Affiliate of PLAN or (ii) pursuant to which PLAN or its Affiliates grants a third party the right to appoint a majority of the board of directors (or other applicable governing body) of PLAN (each, a “Sale of PLAN”). Notwithstanding the foregoing, however, for all purposes of this Agreement, a Sale of PLAN shall in no event be deemed to include any direct or indirect sale, lease, transfer or other disposition (including by way of acquisition of the debt, equity or assets of HealthSpring (or its successors, or any direct or indirect parent entities of HealthSpring), or by merger, share exchange, reorganization or other business combination, or otherwise) of (a) 50% or more of the voting capital stock of HealthSpring (or its successors, or any direct or indirect parent entities of HealthSpring) or (b) eighty percent (80%) or more of the assets of HealthSpring (or its successors, or any direct or indirect parent entities of HealthSpring) (each, “Sale of HealthSpring”). PLAN shall notify PROVIDER as soon as practicable in writing of any actual or proposed Sale of PLAN. Failure by PROVIDER to consent to a Sale of PLAN, such consent to be effectuated by PROVIDER’s delivery of a written consent to PLAN within thirty (30) days following PLAN’s delivery to PROVIDER of a written request for such consent, shall be deemed to constitute PROVIDER’s denial of such consent unless otherwise agreed to in writing by the parties.
     (b) Right of First Refusal. In the event that, in connection with a Sale of HealthSpring, CMS, DFS, the Agency, DHHS or any other governmental or other regulatory authority of competent jurisdiction shall require that a Sale of PLAN be effectuated, such Sale of PLAN (a “Required Divestiture”) shall not require PROVIDER’s consent, so long as PLAN complies with the following provisions:
     (i) if HealthSpring or its applicable Affiliate (the “Transferor”) receives a bona fide offer (the “Transfer Offer”) to effectuate the Required Divestiture, then PLAN shall deliver a Notice to PROVIDER setting forth and certifying as to the material terms of the Transfer Offer (together with copies of all applicable correspondence and other documents relating thereto) (a “Required Divestiture Notice”), including the purchase price with respect to such Transfer Offer (the “Required Divestiture Purchase Price”). The Required Divestiture Notice shall constitute an irrevocable offer to effectuate a Sale of PLAN to PROVIDER or to any of its Affiliates designated thereby (any or all of them, collectively, the “Purchaser”) pursuant to the terms of this Section 7.2(b). Within thirty (30) days after the giving of a Required Divestiture Notice, the PROVIDER shall give the PLAN a Notice (a “Response Notice”) setting forth whether the

PROVIDER has elected to exercise its right of first refusal. The PROVIDER’s failure to timely deliver the Response Notice shall be deemed to constitute the PROVIDER’s irrevocable election not to exercise its right of first refusal solely with respect to such Transfer Offer.
     (ii) In the event the PROVIDER shall elect to exercise the right of first refusal, the Response Notice shall constitute an irrevocable offer to effectuate a Sale of PLAN and the Purchaser and the Transferor shall as promptly as practicable effectuate a Sale of PLAN to the Purchaser for the Required Divestiture Purchase Price and upon other terms substantially similar to those of the Transfer Offer. The Purchaser and the Transferor will execute and deliver to each other all agreements, documents and instruments and take all actions reasonably necessary to effectuate such Sale of PLAN for the Required Divestiture Purchase Price and upon other terms substantially similar to those of the Transfer Offer.
     (iii) If the PROVIDER does not elect (or is deemed not to have elected) to exercise the right of first refusal, (a) the Transferor shall in no event, directly or indirectly, contract with respect to, or in any way consummate, a Required Divestiture to a third party other than to the offeror of the Transfer Offer for a purchase price equal to the Required Divestiture Purchase Price and upon other terms substantially similar to those of the Transfer Offer, and (b) if the Transferor has not consummated the Required Divestiture to the offeror of the Transfer Offer for a purchase price equal to the Required Divestiture Purchase Price and upon other terms substantially similar to those of the Transfer Offer by the expiration of the one hundred eighty (180) day period immediately following the date that is the earlier of (A) the delivery of a Response Notice electing not to exercise the right of first refusal or (B) the expiration of the period for timely delivery of the Response Notice, then any subsequent proposed Required Divestiture shall again be subject to the applicable provisions of this Section 7.2(b).
     7.3 Sale of PROVIDER. Without first obtaining PLAN’s written consent, such consent to be given, withheld, conditioned or delayed in the sole and absolute discretion of PLAN, during the Term neither PROVIDER nor any Affiliate thereof shall in any way consummate, or enter into any definitive agreement (i) with respect to any direct or indirect sale, lease, transfer or other disposition of (A) (I) 50% or more of the capital stock and/or other equity interests in PROVIDER or (II) such other percentage of the capital stock and/or other equity interests in PROVIDER as shall permit the transferee to directly or indirectly appoint a majority of the board of directors (or other applicable governing body) of PROVIDER and/or (B) all or substantially all of the assets of PROVIDER, including, in each case, by way of acquisition of the debt, equity or assets of PROVIDER, or by merger, share exchange, reorganization or other business combination, or otherwise, to any person or entity that is not (I) a direct or indirect owner of the capital stock of PROVIDER as of the Effective Date, (II) any spouse, sibling, lineal descendant (including by adoption) or ancestor of any of the persons identified in the preceding item (I), (III) any trust, family limited partnership or similar entity created by or for the sole benefit of the persons identified in the preceding items (I) or (II), (IV) any Affiliate of PROVIDER or any of the persons or entities identified in the preceding items (I), (II) or (III), or

(ii) pursuant to which PROVIDER or its Affiliates grants a third party the right to appoint a majority of the board of directors (or other applicable governing body) of PROVIDER (each, a “Sale of PROVIDER”). PROVIDER shall notify PLAN as soon as practicable in writing of any actual or proposed Sale of PROVIDER. Failure by PLAN to consent to a bona fide Sale of PROVIDER, such consent to be effectuated by PLAN’s delivery of a written consent to PROVIDER within thirty (30) days following PROVIDER’s delivery to PLAN of a written request for such consent, shall be deemed to constitute PLAN’s denial of such consent unless otherwise agreed to in writing by the parties. All references in this Section to PROVIDER or any direct or indirect parent thereof shall include any and all successors thereto.
     (a) Consent by PLAN. In the event that PLAN shall provide its consent with respect to any Sale of PROVIDER, then PROVIDER shall cause that, concurrently with the closing of the Sale of PROVIDER, and as an absolute condition thereto (which condition shall be reflected to the reasonable satisfaction of PLAN in any and all appropriate agreements and other documents entered into by PROVIDER with respect to such Sale of PROVIDER), a lump sum payment be made to PLAN by wire transfer of immediately available funds in the aggregate amount of ten percent (10%) of the cash value of the purchase price and any and all other consideration, whether immediately payable, deferred, contingent or otherwise, and whether payable in cash, equity, in kind, discharge of indebtedness or any other manner, with respect to such Sale of PROVIDER.
     (b) Non-consent by PLAN. In the event that PLAN does not provide its consent with respect to any proposed Sale of PROVIDER, PLAN (or an Affiliate of PLAN designated by PLAN) shall have the right, but not the obligation, upon delivery of written notice of exercise to PROVIDER within thirty (30) days of such refusal, to acquire PROVIDER on substantially the same terms as such denied proposed Sale of PROVIDER, provided, however, that the purchase price and any and all other consideration, whether immediately payable, deferred, contingent or otherwise, and whether payable in cash, equity, in kind, discharge of indebtedness or any other manner, with respect to such proposed Sale of PROVIDER shall be discounted with respect to PLAN’s acquisition by ten percent (10%).
     7.4 Remedies. If either party breaches, or threatens to commit a breach of, any of the covenants set forth in Sections 7.2 or 7.3, as applicable, the non-breaching Party shall have, in addition to, and not in lieu of, any other rights and remedies available to it, the right and remedy to have such covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of such covenants would cause irreparable injury to the non-breaching party and that money damages would not provide an adequate remedy.
     7.5 Affiliate of PLAN Exclusion. Notwithstanding anything contained herein to the contrary, the obligations of Affiliates of the PLAN under the provisions of Section 7.1, shall not apply to (i) any Affiliate of PLAN that becomes an Affiliate of PLAN as a result of (x) any Sale of PLAN (as defined in Section 7.2) that is consented to by PROVIDER or (y) any Sale of HealthSpring (as defined in Section 7.2) or (ii) any entity or person that owns, directly or indirectly, any capital stock and/or other equity interest in HealthSpring or to any Affiliate of any such entity or person (other than HealthSpring and its direct and indirect subsidiaries).

8. Credentialing and Provision of Services.
     8.1 PROVIDER Physicians and PROVIDER Non-Physician Providers. PROVIDER shall provide to PLAN the names of all PROVIDER physicians and PROVIDER non-physician providers proposed to provide Services under this Agreement from time-to-time. PROVIDER hereby represents and warrants that each such PROVIDER physician and PROVIDER non-physician provider is an employee of, or is otherwise engaged by, PROVIDER. PROVIDER shall enter into a written agreement with respect to each such physician and non-physician provider whom it employs or otherwise engages, which agreement shall include, without limitation, a provision which shall provide: (i) that, in rendering Services to PROVIDER Medicare Members, each such physician or non-physician provider, as applicable, shall comply with all the policies and procedures of PLAN (including, without limitation, Utilization Review and Quality Improvement Programs), as such policies and procedures may be amended by PLAN from time-to-time; (ii) that (a) such provider shall not take any action to cause or attempt to cause any PROVIDER Medicare Member to terminate his/her relationship with PLAN or PROVIDER or to convert any PROVIDER Medicare Member from PLAN to any other managed care or insurance company other than PROVIDER HMO in accordance with Section 7.1. above; and (b) PLAN shall be an intended third party beneficiary of such non-solicitation clause; (iii) such terms as may be required by state or federal law or regulation for agreements with physicians or non-physicians, as applicable, who render health care goods and services to the public (including, without limitation, individuals entitled to benefits under Medicare); and (iv) notification requirements similar in scope to those binding upon PROVIDER pursuant to Section 8.8 of this Agreement. PROVIDER shall provide PLAN with a copy(ies) of its standard Physician Agreement(s) upon request by PLAN, and shall notify PLAN of any material changes made thereto.
     8.2 Credentialing. PROVIDER, the PROVIDER physicians, the PROVIDER Medical Centers, the Affiliated Providers and PROVIDER non-physician providers shall be required to comply with PLAN credentialing standards and successfully complete PLAN’s credentials application and process, as applicable. PROVIDER, the PROVIDER physicians, the PROVIDER Medical Centers, the Affiliated Providers and PROVIDER non-physician providers shall further cooperate with PLAN as necessary to conduct credentialing according to PLAN’s recredentialing process. PROVIDER shall have the right to utilize PLAN participating physicians and non-physician providers of its choosing to provide any and all Services; provided, that, PLAN retains the right to terminate the participation under this Agreement of any PROVIDER physician or PROVIDER non-physician provider if such provider does not comply with PLAN’s credentialing criteria and such noncompliance has not been cured by PROVIDER within the greater of (i) any cure period which may be set forth in any applicable National Committee on Quality Assurance (“NCQA”) accreditation standard or state or federal laws and regulations or which may be granted by the applicable state or federal agency; or (ii) the cure period set forth in Section 10.2 of this Agreement subsequent to PROVIDER’s receipt of written notice of noncompliance from PLAN (the “Compliance Notice”). PLAN may also terminate participation under this Agreement of any PROVIDER Medical Center or Affiliated Provider upon sending a Compliance Notice to PROVIDER in the event PLAN determines in good faith that the continued participation of such PROVIDER Medical Center or Affiliated Provider would jeopardize the health, welfare or safety of PROVIDER Medicare Members or PLAN’s NCQA accreditation would be jeopardized by such PROVIDER Medical Center’s or Affiliated Provider’s continued participation, subject, in the case of termination relating to NCQA accreditation, to PROVIDER’s opportunity to within the greater of (i) any cure period which may be set forth in any applicable NCQA accreditation standard or state or federal laws and regulations or which may be granted by the applicable state or federal agency; or (ii) the cure period set forth in Section 10.2 of this Agreement subsequent to PROVIDER’s receipt of such Compliance Notice. In the case of such termination due to PLAN’s good faith determination that continued participation of the PROVIDER Medical Center or Affiliated Provider would jeopardize the health, welfare or safety of PROVIDER Medicare Members, PROVIDER shall, absent an emergency, have thirty (30) days after receipt of the Compliance Notice to cure the deficiency(ies) and an additional thirty (30) days so long as PROVIDER has commenced and is diligently pursuing efforts to cure such deficiency(ies) within the first thirty (30) days. The Compliance Notice shall specify the deficiencies noted by PLAN with regard to such PROVIDER Medical Center(s) or Affiliated Provider(s) and/or any PROVIDER physician or non-physician provider. If the Compliance Notice affects a PROVIDER physician or PROVIDER non-physician provider, such physician or provider shall also receive from PLAN a copy of the Compliance Notice. Without limiting any remedy available to it hereunder, PLAN reserves the right to suspend any PROVIDER physician or PROVIDER non-physician provider for which PROVIDER, the PROVIDER physician or non-physician provider has received a Compliance Notice until the non-compliance has been cured or the cure period has expired (“Suspension Period”) in the event such non-compliance, in PLAN’s good faith judgment, represents a threat to any PROVIDER Medicare Member’s health, safety or welfare. Neither a PROVIDER physician nor a PROVIDER non-physician provider that has been so suspended by PLAN shall provide health care goods and services to PROVIDER Medicare Members during any Suspension Period through any PROVIDER Medical Center or Affiliated Provider. PLAN reserves the right to audit PROVIDER’s credentialing files, upon reasonable prior notice by PLAN, during regular business hours and at PLAN’s sole cost and expense, and PROVIDER shall, to the extent necessary and appropriate, make such files available to the Florida Department of Financial Services (“DFS”), the Florida Agency for Health Care Administration (the “Agency”), CMS, United States Department of Health and Human Services (“DHHS”), and any other regulatory authority with jurisdiction over PLAN, PROVIDER, the PROVIDER physicians or non-physician providers.
     8.3 Member Grievances. PROVIDER, the PROVIDER physicians and PROVIDER non-physician providers shall comply with the terms of PLAN’s Medicare grievance and appeals procedures, including expedited appeals, whereby PROVIDER Medicare Members’ complaints relating to PROVIDER physicians and PROVIDER may be filed and addressed, including the gathering and forwarding of information on appeal to PLAN, if necessary; provided, however, that any such procedure shall permit PROVIDER to take reasonable steps necessary to address a grievance or appeal (including, without limitation, initiating disciplinary actions) with PROVIDER physicians or PROVIDER non-physician providers prior to PLAN taking corrective action to the extent Florida law and NCQA standards (if applicable) permit such a delegation of authority by a health maintenance organization. PROVIDER shall provide written notice to PLAN of all grievances and appeals received by PROVIDER from PROVIDER Medicare Members within three (3) business days of such receipt, including those grievances and appeals relating to PROVIDER physicians, PROVIDER non-physician providers or the care rendered thereby.
     8.4 Use of PROVIDER Roster. PROVIDER consents to PLAN’s publication of each PROVIDER physician’s and PROVIDER non-physician provider’s name, office address, and area of practice in PLAN’s roster of participating providers and in its advertising, marketing, and promotional materials used to solicit prospective PROVIDER Medicare Members; provided, however, that PLAN’s use of such information and any and all such advertising, marketing and promotional materials shall be conducted, prepared and used, as applicable, in accordance with all applicable state and federal laws, rules and regulations. PROVIDER shall notify PLAN within three (3) business days of any change to PROVIDER’s roster of physicians or non-physician providers, including the office addresses of such physicians and non-physician providers.
     8.5 Encounter Data. PROVIDER shall provide PLAN, on a monthly basis, with patient encounter reports setting forth the Services furnished to PROVIDER Medicare Members. All encounter data shall be coded to the highest level of specificity in accordance with CMS requirements. PROVIDER shall certify the completeness and truthfulness of such data. PROVIDER shall provide PLAN with any other information and/or reports pertaining to such Services that PLAN may from time-to-time reasonably request. PROVIDER shall further maintain all medical records, patient files, or other documentation as may be reasonably required by PLAN with respect to PROVIDER Medicare Members. PROVIDER shall provide PLAN and its agents, NCQA, and any state or federal agency with jurisdiction over PLAN, to the extent permitted by applicable law and to the extent necessary or appropriate, with access to and copies of all such records promptly upon PLAN’s reasonable request during the Term and for a period of ten years subsequent to its expiration or termination.
     8.6 Independent Medical Judgment. Nothing in this Agreement, including, without limitation, the participation by PROVIDER, the PROVIDER physicians and PROVIDER non-physician providers in the Utilization Management Review and Quality Improvement Programs and other PLAN polices and programs is deemed to, or shall be construed to, interfere with or in any way affect the obligation of any PROVIDER physician and PROVIDER non-physician provider to exercise independent medical judgment in rendering all health care services to PROVIDER Medicare Members. PLAN does not direct, nor does it control the rendition of PROVIDER physicians’ or PROVIDER non-physicians’ medical services or their exercise of independent medical judgment.
     8.7 Participation. PROVIDER shall appoint a medical director as an advisor to PLAN and a point of contact for PLAN in the event of a dispute between a PROVIDER physician and PLAN over whether a Service other than a PROVIDER Covered Service should be authorized. In the event of any such dispute or decision as to whether to authorize the provision of Services to PROVIDER Medicare Members, PLAN shall consult with the medical director appointed by PROVIDER.
     8.8 Required Notifications. PROVIDER shall notify PLAN within three (3) business days of Provider obtaining knowledge of any inquiries, investigations, lawsuits, pre-suit notices, complaints, or disciplinary actions which PROVIDER knows have been initiated or taken by any person or entity, or any state or federal regulatory agency based upon any action or inaction of (i) PROVIDER or any of its officers, directors, owners, managers or employees or (ii) any health care providers with which PROVIDER directly or indirectly contracts. PLAN shall promptly notify PROVIDER of any inquiries, investigations, lawsuits, or disciplinary actions which PLAN knows have been initiated or taken by any person or entity, or any state or federal regulatory agency based upon any action or inaction of PLAN or any of its officers, directors, owners, managers which could reasonably be expected to have an adverse effect upon PROVIDER.
     8.9 Adequacy and Accessibility of Provider Panel. PROVIDER shall ensure that it employs or otherwise engages a sufficient number of PROVIDER physicians and PROVIDER non-physician providers to provide the PROVIDER Covered Services to the PROVIDER Medicare Members consistent with PROVIDER’s practices as of the Effective Date. PROVIDER shall ensure that the PROVIDER physicians shall comply with the following standards for provider accessibility: emergency cases must be seen immediately, during normal business hours; urgent cases must be seen within twenty-dour (24) hours of notification; routine symptomatic cases must be seen within five working days of notification; and routine non-symptomatic cases should be seen within thirty (30) days of notification. PROVIDER shall assure that a PROVIDER physician is on-call at all times for each PROVIDER Medical Center and each Affiliated Provider during all times when the office is closed.
     8.10 Notice of Policies and Procedures. PLAN shall provide PROVIDER with copies of its programs, policies and procedures applicable to PROVIDER (including, without limitation, any and all amendments, supplements, updates and other modifications thereto). PLAN shall provide PROVIDER with notice of material changes to its programs, policies and procedures in advance of the applicability of such changes to PROVIDER.
     8.11 Remediation Actions.
     (a) In the event that the DFS, CMS or any other applicable regulatory or government body notifies PLAN of any material breach, non-compliance, default, deficiency or other event requiring remediation by PLAN with respect to its operation of a health maintenance organization in any of the Approved PLAN Operating Areas, PLAN shall promptly provide to PROVIDER copies of any and all notices, correspondences and other documentation from or to the applicable regulatory or government body concerning the subject matter thereof, as well as a reasonably detailed action plan to be implemented by PLAN in order to fully remedy such breach, non-compliance, default, deficiency or event. PLAN agrees to promptly implement such action plan and to otherwise take any and all reasonable actions and steps necessary, desirable and/or appropriate to remedy such breach, non-compliance, default, deficiency or event.
     (b) In the event that the DFS, CMS or any other applicable regulatory or government body notifies PROVIDER of any material breach, non-compliance, default, deficiency or other event requiring remediation by PROVIDER with respect to its operation of the PROVIDER Medical Centers, PROVIDER shall promptly provide to PLAN copies of any and all notices, correspondences and other documentation from or to the applicable regulatory or government body concerning the subject matter thereof, as well as a reasonably detailed action plan to be implemented by PROVIDER in order to fully remedy such breach, non-compliance, default, deficiency or event. PROVIDER agrees to promptly implement such action plan and to otherwise take any and all reasonable actions and steps necessary, desirable and/or appropriate to remedy such breach, non-compliance, default, deficiency or event..
9. Insurance.
     9.1 Liability Insurance. PROVIDER shall purchase and maintain, during the Term, a claims made policy of professional liability insurance (“Claims Made Insurance”) covering PROVIDER and each PROVIDER physician and PROVIDER non-physician provider employed or otherwise engaged by PROVIDER, naming PLAN as an additional insured, in an amount which is commercially reasonable for providers of medical services of the type provided by PROVIDER, and in any event not less than that required by Florida law. PROVIDER shall cause its insurer or insurers to issue to PLAN a certificate reflecting such coverage and shall make commercially reasonable efforts to require such insurer or insurers to provide prior written notice to PLAN of any modification of such coverage or the cancellation or proposed cancellation thereof for any cause.
     9.2 Other Insurance. PROVIDER shall purchase and maintain, during the Term, workers’ compensation insurance and general liability insurance at such levels as may be reasonably required to insure against foreseeable incidents and claims which may arise as a result of the Services performed hereunder. Further, PROVIDER shall provide PLAN with written notice within ten (10) business days of PROVIDER receiving notice or otherwise becoming aware of any adverse changes or proposed adverse changes in the amount of coverage, value of the assets set aside for such coverage, policy terms, claims made under the policy, or cancellation of such coverage. This provision shall survive the termination or expiration of this Agreement regardless of the cause giving rise thereto.
10. Term and Termination.
     10.1 Term. The initial term of this Agreement (the “Initial Term”) shall commence on the Effective Date and continue without interruption (unless earlier terminated as provided in Section 10.2) until December 31, 2017. Thereafter, (A) in the event that PLAN shall have given PROVIDER written notice of non-renewal at least eighteen months (18) prior to the expiration of the Initial Term, this Agreement shall automatically renew for one additional one (1) year term (unless earlier terminated as provided in Section 10.2) commencing immediately upon the expiration of the Initial Term, on the same terms, conditions and provisions as contained herein, together with any authorized and approved amendments hereto, or (B) in the event that PLAN shall not have given PROVIDER written notice of non-renewal at least eighteen months (18) prior to the expiration of the Initial Term, this Agreement shall automatically renew for one additional five (5) year term (unless earlier terminated as provided in Section 10.2) commencing immediately upon the expiration of the Initial Term, on the same terms, conditions and provisions as contained herein, together with any authorized and approved amendments hereto, (each of the renewal terms described in the preceding clauses (A) or (B), a “Renewal Term”)

(the Initial Term, together with the applicable Renewal Term, are collectively referred to herein as the “Term”).
     10.2 Termination. Notwithstanding anything contained herein to the contrary, the parties acknowledge and agree that (i) this Agreement may only be terminated by the mutual written agreement of the parties or upon a Termination Event (as hereinafter defined) and (ii) in the event of any breach by either PLAN or PROVIDER of any of their respective obligations under this Agreement, whether monetary or non-monetary, then, unless such breach constitutes a Termination Event, the non-breaching party shall not have the right to terminate this Agreement, but shall be entitled to sue for damages or injunctive relief. This Agreement may be terminated unilaterally by PROVIDER as provided in Sections 10.2(a) or unilaterally by PLAN as provided in Section 10.2(b) (each party’s respective “Termination Events”).
     (a) Termination Events of PROVIDER. The following constitute the only Termination Events for the benefit of PROVIDER:
     (i) Covered Services Payments. The failure of PLAN to make the Covered Services Payments as provided in Section 4.1 or Section 4.2, in each case, if such breach remains uncured after ten (10) business days following PLAN’s receipt of Notice from PROVIDER of such breach and its intention to terminate with respect thereto.
     (ii) Loss of PLAN Licensure or Medicare Contract. PLAN’s license or other authorization to operate a health maintenance organization in the Approved PLAN Operating Areas is revoked, suspended, modified or not renewed and/or PLAN’s Medicare contract with respect to the Approved PLAN Operating Areas is terminated, not renewed or modified and, in each case, such revocation, suspension, modification, non-renewal or termination (x) results in PLAN being unable to serve greater than 50% of the Adjusted Members at the time of such revocation, suspension, modification, non-renewal or termination and (y) such breach remains uncured after sixty (60) calendar days following PLAN’s receipt of Notice from PROVIDER of such breach and its intention to terminate with respect thereto, or if such breach cannot reasonably be cured within such sixty (60) calendar day period and PLAN has commenced and is diligently pursuing efforts to cure such breach, the expiration of an additional sixty (60) calendar day period (i.e., 120 days total).
     (b) Termination Events of PLAN. The following constitute the only Termination Events for the benefit of PLAN:
     (i) Voluntary Closure of PROVIDER Medical Centers. Subject to Section 12.3, any breach by PROVIDER of the last sentence of Section 6 (other than a breach described in Section 10.2(b)(ii)), unless such breach is cured within sixty (60) calendar days following receipt of Notice from PLAN of such breach and its intention to terminate with respect thereto, or if such breach cannot reasonably be cured within such sixty (60) calendar day period and PROVIDER has commenced and is diligently pursuing efforts to cure such breach, the expiration of an additional sixty (60) calendar day period (i.e., 120 days total).
     (ii) Involuntary Closure of PROVIDER Medical Centers. Subject to Section 12.3, any breach by PROVIDER of the last sentence of Section 6 where the termination of operation of the PROVIDER Medical Center(s) giving rise to such breach is required by applicable legal, regulatory, statutory, administrative or similar authority (including any revocation or non-renewal of the applicable license(s) to operate such PROVIDER Medical Center(s)) and (x) results in PROVIDER being unable to deliver the PROVIDER Covered Services to greater than 50% of the Adjusted Members at the time of such termination and (y) such breach remains uncured after sixty (60) calendar days following PROVIDER’s receipt of Notice from PLAN of such breach and its intention to terminate with respect thereto, or if such breach cannot reasonably be cured within such sixty (60) calendar day period and PROVIDER has commenced and is diligently pursuing efforts to cure such breach, the expiration of an additional sixty (60) calendar day period (i.e., 120 days total).
     10.3 HMO Events. Notwithstanding anything set forth in the Stock Purchase Agreement to the contrary, in the event PROVIDER terminates this Agreement under Section 10.2(a) (each, an “HMO Event”), PROVIDER may cause, directly or indirectly, the PROVIDER HMO to, directly or indirectly, market, solicit and enroll (upon becoming eligible), and provide the product and services offering of such PROVIDER HMO to, any and all actual or prospective Medicare participants, including, but not limited to, any and all PLAN Medicare Advantage members (including, without limitation, PROVIDER Medicare Members), regardless of whether they reside in or outside of the Restricted Areas. Notwithstanding anything in this Agreement to the contrary, upon the occurrence of an HMO Event, no such marketing, solicitation, enrollment, provision or other activities by or on behalf of the PROVIDER HMO shall be subject to the provisions of 7.1(e), (f) or (g) (including, but not limited to, the obligation to pay the PROVIDER Monthly Payments to PLAN with respect to periods following the HMO Event) or otherwise require any make whole or other compensation of PLAN by PROVIDER or PROVIDER HMO with respect to periods following the HMO Event.
     10.4 Additional Effects of Termination. Except as expressly provided herein, termination pursuant to a Termination Event shall not preclude the non-breaching party from pursuing any and all remedies available to it hereunder in law or at equity as a consequence of such breach or any other breach. Unless otherwise required by law, upon termination of this Agreement, each party shall promptly pay to the other any amounts payable hereunder that accrued prior to termination of this Agreement. In addition, upon any expiration or earlier termination of this Agreement, any and all rights and obligations of the parties under this Agreement shall immediately terminate and be of no further force or effect, except that the rights and obligations of the parties under the following provisions shall survive any expiration or termination of this Agreement in accordance with their respective terms: Sections 4.7 (including Exhibit 3), the second sentence of Section 7.1(h), 10.2, 10.3, 10.4, 10.6, 11.9, 11.15, 12, 13.8, 13.9, 13.12, 13.13, 13.14 and 13.15.

     10.5 Referral to Participating Providers. PROVIDER physicians and PROVIDER non-physician providers shall use their best efforts to refer PROVIDER Medicare Members only to PLAN participating hospitals or other PLAN participating providers in accordance with the policies and procedures of PLAN or, with respect to PROVIDER HMO Members, to PROVIDER HMO participating hospitals or other PROVIDER HMO participating providers, unless PROVIDER shall have received the prior written approval of PLAN. PLAN may from time to time amend the list of PLAN participating hospitals and providers; provided, however, that PLAN shall use its commercially reasonable efforts to maintain participating hospital agreements with Mercy Hospital, Hialeah Hospital, Kendall Regional Hospital, and Palmetto Hospital, or any successors of any such hospital (the “Preferred Hospitals”), for so long as PLAN is able to obtain commercially reasonable terms and rates with the Preferred Hospitals. It is the intention of PROVIDER that PROVIDER HMO will enter into participating provider agreements with the Preferred Hospitals for elective services. Even if PLAN is unable to continue to be able to contract with the Preferred Hospitals on commercially reasonable terms and rates for all PLAN members, PLAN shall use good faith efforts to enter into participating provider agreements with the Preferred Hospitals for the purpose of allowing PROVIDER Medicare Members to access them as participating providers. In the event that a Preferred Hospital nonetheless refuses to enter into a participating provider agreement with PLAN, or terminates such an agreement with PLAN, as a result of which PROVIDER Medicare Members are denied access to such Preferred Hospital as a participating provider, then PROVIDER shall have the right to participate with PLAN in its negotiations with such Preferred Hospital to attempt to reach a mutually acceptable agreement. Subject to the foregoing, PROVIDER shall reimburse PLAN for any costs incurred by PLAN for medical services, other than emergency, urgent care or any other medical services that do not ordinarily require PLAN authorization, rendered to PROVIDER Medicare Members by a non-participating hospital or provider to whom the PROVIDER physician or PROVIDER non-physician provider referred by written referral authorization a PROVIDER Medicare Member without PLAN’s prior authorization.
     10.6 Coordination of Benefits; Subrogation. With respect to the Services provided to PROVIDER Medicare Members that are subject to this Agreement, notwithstanding the payment provisions above, PLAN retains any and all rights whatsoever for third party liability subrogation cases, rights of reimbursement from workers’ compensation and any and all rights in connection with the coordination of benefits with another health maintenance organization or other third party payor. PROVIDER HMO retains such rights with respect to PROVIDER HMO Members. PROVIDER shall inform PLAN, at the time PROVIDER obtains such information (before, during, or after Services are rendered), of the existence of any of the above referenced conditions as it relates to the Services that PROVIDER is providing to PROVIDER Medicare Members. In addition, with respect to the PROVIDER Covered Services provided to PROVIDER Medicare Members hereunder, PROVIDER shall inform PLAN upon receipt of any payment (other than any patient co-payments) received from any parties other than PLAN or PROVIDER HMO for Services provided to PROVIDER Medicare Members or to PROVIDER HMO Members, respectively, refunding all such monies to PLAN and shall not interfere with the attempts by PLAN to recover monies for which another party may be liable under one of the above outlined conditions; provided, however, that the immediately preceding clause shall not apply to payments for Services provided to the PROVIDER HMO Members during the period following the occurrence of an HMO Event.

     10.7 Collection of Information. PROVIDER shall collect from PROVIDER Medicare Members information regarding the existence of any of the conditions referred to in Section 10.6 above as it relates to the Services that PROVIDER is providing to PROVIDER Medicare Members, and shall timely forward such information to PLAN.
     10.8 Cancellation by Order of the Office of Insurance Regulation. PLAN and PROVIDER agree this Agreement may be cancelled or terminated by order of the Office of Insurance Regulation in accordance with the provisions contained in Section 641.234(3), Florida Statutes.
     10.9 Notice to Regulatory Agencies. PLAN and PROVIDER agree to provide notice to the Florida Office of Insurance Regulation in the event of termination or cancellation of this Agreement per the requirements of Section 641.315(2)(a), Florida Statutes.
11. Additional Medicare Advantage Requirements. In addition to certain provisions of this Agreement set forth above required for Medicare Advantage plans, additional Medicare Advantage requirements are set forth below:
     11.1 Compliance with Medicare Advantage Administrative Policies and Procedures. This Section 11 shall supersede any term or condition of this Agreement with which it conflicts. PROVIDER shall cooperate and shall cause PROVIDER physicians and PROVIDER non-physician providers to cooperate in any external review conducted by applicable federal or state agencies, or independent quality review and improvement organizations, in connection with the PLAN Medicare Advantage Plan. PROVIDER shall pay the costs, if any, in connection with any such review.
     11.2 Access to Services. PROVIDER Medicare Members may directly access (through self-referral and without a referral from primary care physicians and other physicians) mammography screening and influenza vaccines. Cost sharing may not be imposed upon influenza and pneumococcal vaccines. Additionally, PROVIDER Medicare Members may choose direct access to a health care specialist who is a PROVIDER physician for women’s routine and preventative health care services as provided in the PLAN Medicare Advantage Plan.
     11.3 Timeliness of Initial Assessment. PROVIDER shall comply with PLAN policies and procedures relating to effective and continuing patient care and quality review, specifically including, but not limited to, an initial assessment of each PROVIDER Medicare Member’s health care needs within 90 days of the effective date of enrollment (subject to patient cooperation).
     11.4 Treatment Plan for Certain Medical Conditions. PROVIDER shall comply with PLAN’s policies and procedures with regard to the identification of PROVIDER Medicare Members with complex or serious medical conditions; assessment of those medical conditions, including the use of medical procedures to diagnose and monitor such PROVIDER Medicare Members on an on-going basis; and establishment and implementation of a treatment plan appropriate to those conditions, with an adequate number of direct access visits to specialists to accommodate the treatment plan.

     11.5 Subcontracting. PROVIDER shall not subcontract for the performance of Services under this Agreement without the prior written consent of PLAN, which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, PROVIDER may subcontract the performance of the primary care services identified in Exhibit 1 as part of the PROVIDER Core Services to one or more medical centers, individual physicians or physician groups (each, an “Affiliated Provider”). A subcontract with an Affiliated Provider shall be consistent with the terms and conditions of this Agreement and include an express agreement by the Affiliated Provider (i) to perform the obligations of PROVIDER under this Agreement, (ii) that following payment by PLAN to PROVIDER in accordance with the terms and conditions of this Agreement, PROVIDER is solely responsible, and PLAN has no responsibility or liability for, any amounts owed to an Affiliated Provider for Services provided to PROVIDER Medicare Members by such Affiliated Provider; and (iii) that following payment by PLAN to PROVIDER in accordance with the terms and conditions of this Agreement, PLAN has no responsibility or liability as a result of nonpayment or other breach by PROVIDER under its subcontract with the Affiliated Provider. PROVIDER agrees to oversee the Affiliated Provider’s performance of its obligations under such subcontract and to be accountable to PLAN and the PROVIDER Medicare Members for the negligent performance or nonperformance of any obligation under such subcontract related to the provision of Services to PROVIDER Medicare Members. Each Affiliated Provider must meet PLAN’s credentialing requirements as provided in Section 8 as a condition precedent to Affiliated Provider’s status as an Affiliated Provider under this Agreement. PROVIDER shall furnish PLAN with copies of the first page and signature page of such subcontracts within ten (10) days of execution of this Agreement and ten (10) days of execution of any subsequent subcontracts by PROVIDER. Each such subcontractor shall meet PLAN’s credentialing requirements as provided in Section 8, prior to the subcontract becoming effective.
     11.6 Compliance With Other Federal Laws. Each party hereby represents and warrants that it is currently in compliance, and covenants that it remain in compliance, in each case, in all material respects, at all times during the Term, with any and all laws and regulations applicable to the subject matter of this Agreement, including, without limitation, all applicable laws and regulations related to Medicare Advantage and/or otherwise applicable to recipients of federal funds and applicable laws and regulations relating to the ownership and/or operation of medical clinics. Without limiting the generality of the foregoing, PROVIDER shall comply with the following federal laws and regulations: Title VI of the Civil Rights Act of 1964, the Age Discrimination Act of 1975, the American with Disabilities Act, and the Rehabilitation Act of 1973, and PLAN shall comply with the terms of its authorizations and permits from DFS and the Agency and the terms and conditions of PLAN’s contract with CMS with respect to the Approved PLAN Operating Areas. Upon request, PLAN shall provide to PROVIDER a true, correct and complete copy of its contract with CMS. It is assumed for purposes of this Agreement that PROVIDER and PLAN receive federal funds.
     11.7 Member Advice. PLAN agrees that it will not prohibit or otherwise restrict any PROVIDER physician or PROVIDER non-physician provider acting within such PROVIDER physician or PROVIDER non-physician provider’s lawful scope of practice, from advising, or advocating on behalf of a PROVIDER Medicare Member about:

     (a) The PROVIDER Medicare Member’s health status, medical care, or treatment options, including the provision of sufficient information to the individual to provide an opportunity to decide among all relevant treatment options;
     (b) The risk, benefits, and consequences of treatment and no treatment; or
     (c) The opportunity for the individual to refuse treatment and to express preferences about future treatment decisions.
     11.8 Hold Harmless. PROVIDER agrees that in no event, including but not limited to nonpayment by PLAN, the insolvency of PLAN or breach of this Agreement, shall PROVIDER or a PROVIDER physician or PROVIDER non-physician provider bill, charge, collect a deposit from, seek compensation, remuneration or reimbursement from, or have any recourse against a PROVIDER Medicare Member or a person other than PLAN acting on behalf of such PROVIDER Medicare Member for Services provided pursuant to this Agreement. This Agreement does not prohibit PROVIDER from collecting co-payments, as specifically provided in the PLAN Medicare Advantage Plan, nor does this Agreement prohibit PROVIDER and any PROVIDER Medicare Member from entering into an agreement for the provision of non-PROVIDER Covered Services and payment for such services as long as PROVIDER has clearly informed the PROVIDER Medicare Member in writing in advance of providing non-PROVIDER Covered Services that PLAN will not cover or continue to cover a specific service or services. Under no circumstance will PLAN be liable for non-payment to PROVIDER for a non-PROVIDER Covered Service rendered to a PROVIDER Medicare Member. PROVIDER further agrees that:
     (a) this provision shall survive the termination of this Agreement regardless of the cause giving rise to termination and shall be construed to be for the benefit of PROVIDER Medicare Members; and
     (b) this provision supersedes any oral or written contrary agreement now existing or hereafter entered into between PROVIDER and PROVIDER Medicare Members or persons acting on their behalf.
     Any modification, addition, or deletion of or to the provision of this Section 11.8 shall be effective on a date no earlier than fifteen (15) days after the DFS has received written notice of and has approved such change.
     11.9 Confidentiality and Accuracy of Medicare Advantage Member Records. For any medical records or other health and enrollment information maintained by PROVIDER and its subcontractors with respect to PROVIDER Medicare Members, PROVIDER shall:
          (a) Safeguard the privacy of any information that identifies a particular PROVIDER Medicare Member. Information from, or copies of, records may be released only to authorized individuals, and unauthorized individuals must not gain access to or alter such records. Original medical records must be released only in accordance with federal or state laws, court orders, or subpoenas;

     (b) Maintain all such records and information in an accurate and timely manner;
     (c) Allow timely access by PROVIDER Medicare Members to the records and information that pertain to them; and
          (d) Abide by all federal and state laws regarding confidentiality and disclosure for mental health records, medical records, other health information, and Member information.
     11.10 Access to Records. PROVIDER agrees and shall cause each PROVIDER physician and PROVIDER non-physician provider to agree that:
          (a) The Secretary of the DHHS, the Comptroller General, or their designees, have the right to inspect, evaluate, and audit any pertinent contracts, books, documents, papers and records of PROVIDER and PROVIDER physicians and PROVIDER non-physician providers involving transactions relating to the Medicare Advantage contract between CMS and PLAN; and
          (b) DHHS’s or the Comptroller General’s right to inspect, evaluate, and audit any pertinent information for any particular contract period will exist through ten years from the final date of the applicable CMS/PLAN contract period or from the date of completion of any audit, whichever is later.
     11.11 Federal Funds. Because PLAN is receiving federal payments under its contract with CMS, PLAN is subject to certain laws that are applicable to individuals and entities receiving federal funds. PLAN is under a duty to inform such payees, and PLAN hereby informs PROVIDER, that payments received from the PLAN Medicare Advantage Plan are, in whole or in part, federal funds.
     11.12 Non-Discrimination. In carrying out obligations under these Medicare Advantage provisions, PROVIDER shall not discriminate against any PROVIDER Medicare Member on the basis of race, color, religion, sex, national origin, age, health status, participation in any government program (including Medicare), source of payment, membership in a health maintenance organization, marital status or physical or mental handicap, nor shall PROVIDER knowingly contract with a person or entity which discriminates against any PROVIDER Medicare Member on any such basis.
     11.13 Advance Directives. In compliance with the Patient Self-Determination Act, as amended and to the extent applicable, and other applicable laws, PROVIDER shall document the existence of an advance directive in a prominent place in all applicable PROVIDER Medicare Member’s patient records.
     11.14 Professional Standards. PROVIDER shall provide PROVIDER Covered Services to PROVIDER Medicare Members in a manner consistent with professionally recognized standards of health care.
     11.15 Continuation of Benefits. Upon termination of this Agreement, PROVIDER and each PROVIDER physician and PROVIDER non-physician provider shall continue to provide those PROVIDER Covered Services then being provided under this Agreement by PROVIDER to PROVIDER Medicare Members until the period ends for which CMS has paid a premium to PLAN for such Member under the Medicare Advantage contract; and if a PROVIDER Medicare Member is hospitalized on the date PLAN’s Medicare Advantage contract with CMS terminates, or PLAN is insolvent during the period of such hospitalization, and a PROVIDER physician is caring for such Member during the period of hospitalization, the PROVIDER physician shall continue to provide such PROVIDER Covered Services as the physician is required to provide under this Agreement, if any, until the PROVIDER Medicare Member’s discharge.
     11.16 Excluded Persons. PROVIDER agrees that it shall not employ any management staff or hire any agents who have been convicted of criminal offenses related to their involvement in Medicaid, Medicare, or any other social service plan under Title XX of the Social Security Act.
     11.17 Development of Programs. PLAN shall provide PROVIDER with an opportunity to review and comment upon the Utilization Review and Quality Improvement Programs and other medical policies and procedures implemented by PLAN. PROVIDER shall, and shall cause the PROVIDER Physicians, PROVIDER non-physician providers and the Affiliated Providers, to comply with such Utilization Review and Quality Improvement Programs and other medical policies and procedures implemented by PLAN from time to time.
     11.18 Accountability to CMS. PLAN maintains full responsibility for adhering to and otherwise complying with the terms and conditions of its contract with CMS. Such compliance depends to a great extent on the cooperation, assistance, collaboration and support of PROVIDER, the PROVIDER physicians, the PROVIDER non-physician providers and the Affiliated Providers. PROVIDER agrees, and shall its commercially reasonable best efforts to cause such PROVIDER physicians, PROVIDER non-physician providers and Affiliated Providers to, provide such cooperation, assistance, collaboration and support.
12. Special Damages; Guaranty. PLAN and PROVIDER have discussed the potential losses, costs and damages that PLAN could incur, including the harm to the ongoing business of PLAN, and PROVIDER expressly hereby acknowledges and agrees that it has reasonable notice of the special damages the PLAN may incur, in each case, in the event of a breach by PROVIDER or any of its Affiliates of Sections 7.1(c), 7.1(d), or 7.3 (exclusive of Section 7.3 (b) (Non-consent by PLAN)), or a breach by PROVIDER constituting a Termination Event under Section 10.2(b) (regardless whether this Agreement is terminated by PLAN) (in each case, a “Special Damages Breach”). Accordingly and notwithstanding anything in this Agreement to the contrary, in addition to any remedies available to PLAN in law or at equity, the parties hereto confirm, acknowledge, and agree that PLAN shall be entitled to seek recovery against PROVIDER for incidental, indirect, special, and consequential damages and damages for loss of profits, loss of revenue, loss of business or assets and diminution of value, in each case, to the extent suffered or incurred in connection with, arising out of or otherwise relating to a Special Damages Breach. A Guaranty Agreement, dated as of the Effective Date, in the form attached hereto as Exhibit 6, with respect to the obligations of PROVIDER under this Section 12, has been executed and delivered by PLAN and the guarantors set forth therein.

13. Miscellaneous Provisions.
     13.1 Additional Representations and Warranties of the Parties. Each party hereby represents and warrants to the other party that it has all necessary permissions, permits, franchises, authorizations and other corporate or other organizational or legal authority and power to enter into and perform its obligations under this Agreement, and this Agreement constitutes a legal, valid, and binding obligation enforceable against such party in accordance with its terms, except as such obligation may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally, and/or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law. Each party hereby represents and warrants to the other party that no agreement, contract, easement, instrument, mortgage, encumbrance, or other document or grant of rights to which such party is currently a party conflicts with its obligations or the other party hereto’s rights under this Agreement, and such representing party’s entry into and performance of this Agreement will not cause any default under any of the foregoing.
     13.2 Relationship of the Parties. The parties to the Agreement are independent legal entities. Except as expressly set forth in this Agreement, nothing herein shall be construed or deemed to create between them any relationship of employer and employee, principal and agent, partnership, joint venture or any relationship other than that of independent parties. No party hereto, nor the respective agents or employees of any party, shall be required to assume or bear a responsibility for the acts or omissions, or any consequences thereof, of any other party, or its agents or employees under this Agreement.
     13.3 Force Majeure. The failure of either party hereto to perform its obligations under this Agreement shall be excused and shall not constitute a breach of this Agreement during the period that such failures are occasioned by any of the following events of force majeure: acts of God, floods, fires, storms, strikes, lockouts, disputes with workmen, riots, insurrections, war or acts of terrorism that prevent or delay the performance of the obligations herein contained and similar events beyond the reasonable control of such party, but only during such period and to the extent such prevention or delay is caused by the force majeure event.
     13.4 Amendment. No amendment, restatement or other modification to this Agreement shall be effective unless in writing and executed by PLAN and PROVIDER.
     13.5 Assignment. Except as provided in Sections 5(a) and 11.5, neither party may sell, assign, delegate, or otherwise transfer, whether directly, indirectly, by operation of law, by merger or otherwise, this Agreement or its obligations or rights hereunder, without the prior written consent of the other party. Any such purported sale, assignment, delegation or other transfer shall be void and of no force or effect.
     13.6 Waiver of Breach. The waiver by either party of a breach or violation of any provision of this Agreement shall not be deemed a waiver of any other breach of the same or different provision.

     13.7 Severability. In the event any provision of this Agreement is rendered invalid or unenforceable by any act of Congress or of the Florida Legislature or by any regulation promulgated by officials of the United States or the applicable Florida state agency, or declared null and void by any court of competent jurisdiction, the remainder of the provisions of this Agreement shall remain in full force and effect.
     13.8 Confidentiality. Any and all non-public information disclosed by any party to another party to this Agreement in relation to this Agreement, whether communicated orally or in any physical form, related to a party’s business shall be deemed the “Confidential Information” of the party disclosing the Confidential Information, regardless of whether such information is designated as such at the time of disclosure. In accordance with the following provisions, each party shall, and shall use commercially reasonable efforts to cause each of its contractors and agents to, hold the other party’s Confidential Information in trust and confidence and such information shall be used only for the purposes contemplated herein, and not for any other purpose.
          (a) A party shall use the Confidential Information received from the other parties solely in relation to this Agreement. No other rights are implied or granted under this Agreement.
          (b) Confidential Information supplied by one party to another party shall not be reproduced in any form except for internal use or with the prior written authorization of the party furnishing the Confidential Information.
          (c) The parties shall use all reasonable efforts to protect the confidentiality of the Confidential Information received from each other with the same degree of care used to protect their own Confidential Information and that of their Affiliates from unauthorized use or disclosure by its agents and employees. The parties shall not release, publish, reveal or disclose, directly or indirectly, Confidential Information to any other person or entity without the prior written consent of the other, except that such Confidential Information may be used by or disclosed to the parties’ directors, officers, lawyers, accountants and other professional consultants as may be reasonably required in relation to this Agreement, provided that all such persons shall be directed and required to maintain the disclosed Confidential Information in confidence at all times thereafter. Such disclosure shall not relieve the parties of their obligations under this Agreement.
          (d) All Confidential Information, unless otherwise specified in writing, shall remain the exclusive property of the party providing the Confidential Information, shall be used by the party receiving the Confidential Information only for the purpose permitted under this Agreement, and shall be returned to the party furnishing the Confidential Information (including all whole or partial copies thereof) promptly upon termination of this Agreement.
          (e) The term “Confidential Information” does not include information which: (i) is now or hereafter in the public domain through no fault of the party receiving the Confidential Information; or (ii) is obligated to be produced by the party which was furnished the Confidential Information or any of its affiliates under order of a court of competent jurisdiction, unless made the subject of a confidentiality agreement or order in connection with such proceeding.
          (f) The provisions of this Section 13.8 are necessary for the protection of the business and goodwill of the respective parties and are considered by the parties to be reasonable for such purpose.
          (g) Without limiting other possible remedies of the parties for breaches of their respective obligations under this Agreement, the parties agree that the breach or threatened breach of this Agreement (including under Section 7 or this Section 13.8) may cause irreparable harm to the non-breaching party and the non-breaching party may not have an adequate remedy at law, and therefore the non-breaching party shall be entitled to injunctive or other equitable relief to enforce the Agreement without obligation to post a bond.
     13.9 Notice. All notices, demands, requests and other communications required or permitted hereunder (each, a “Notice”) shall be in writing, and shall be (i) personally delivered; (ii) sent by a nationally recognized overnight delivery service; (iii) facsimile machine, with electronic confirmation of successful transmission; or (iv) sent by certified or registered mail, return receipt requested. All Notices personally delivered shall be deemed effective when actually delivered as documented in a delivery receipt. All Notices sent by a nationally recognized overnight delivery service shall be deemed effective and received one (1) business day following delivery by the sender to such delivery service. All Notices sent by certified or registered mail, return receipt requested, shall be deemed effective and received five (5) days after having been deposited in the United States mail. All Notices sent by facsimile transmission with electronic confirmation of successful transmission shall be deemed effective and received at the time of transmission, provided, however, that the party giving such facsimile Notice sends a copy of such Notice to the other party using any of the other methods permitted hereunder. Any Party may designate a change of address, or require that Notices be provided to additional persons, upon written Notice to and receipt by the other Party. All Notices shall be sent to the addressee at its address set forth following its name below:

If to PLAN:	Leon Medical Centers Health Plans, Inc.
c/o HealthSpring, Inc.
9009 Carothers Parkway
Building B, Suite 501
Franklin, Tennessee 37067
Attn: Chief Executive Officer
Facsimile: (615) 291-7011

with copies to:	HealthSpring, Inc.
9009 Carothers Parkway
Building B, Suite 501
Franklin, Tennessee 37067
Attn: General Counsel
Facsimile: (615) 291-7011

Bass, Berry & Sims PLC
315 Deaderick Street, Suite 2700

Nashville, Tennessee 37238
Attn.: J. James Jenkins, Jr,
Facsimile: (615) 742-2736

If to PROVIDER:

Leon Medical Centers, Inc.
11501 SW 40th Street
Miami FL 33165
Attn: Benjamin Leon, Jr., Co-Chief Executive Officer
and Stuart Eiseman, Co-Chief Executive Officer

with copy to:	Bilzin Sumberg Baena Price & Axelrod LLP
2500 Wachovia Financial Center
200 South Biscayne Boulevard
Miami, Florida 33131
Attn: Samuel C. Ullman
Facsimile: (305) 351-2299
     13.10 Headings. The headings of the sections contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     13.11 Interpretation. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” When a reference is made in this Agreement to a certain number of days, such reference shall be deemed to refer to “calendar” days unless the reference expressly indicates that the reference is being made with respect to business days. As used in this Agreement, the masculine, feminine or neuter gender and the singular or plural number shall be deemed to include the others whenever the context so requires. References to Sections refer to sections of this Agreement, unless the context requires otherwise. Words such as “herein,” “hereinafter,” “hereof,” “hereby” and “hereunder” and the words of like import refer to this Agreement, unless the context requires otherwise. All references in this Agreement to PLAN, PROVIDER, HealthSpring or any other entity shall include any and all successors thereto. To the extent that the form and/or substance of any reports or other documents referenced in this Agreement in connection with the calculation of any terms hereof (including the Covered Services Payments and the Adjusted Members) are amended, restated or succeeded by any other reports, in each case, such that such calculations would vary if effectuated following such amendments, restatements or successions, then the parties shall promptly negotiate in good faith with respect to any necessary revisions to the provisions to this Agreement so as to maintain the intent of such provisions as written prior to the effectuation of such amendments, restatements or successions. Any disputes with respect to such revisions that cannot be resolved within fifteen (15) days following commencement of the negotiations with respect thereto shall be submitted to the Actuary for final resolution in accordance with the provisions of Section 4.5(a).

     13.12 Governing Law; Jurisdiction; Jury Trial Waiver. This Agreement, and any dispute, controversy or claim arising out of or relating to this Agreement or a breach thereof shall be governed by, and construed in accordance with the laws of the State of Florida. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any federal court located within Miami-Dade County in the State of Florida in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein (except with respect to any matters required or permitted hereunder to be submitted to the Actuary), agrees that process may be served upon them in any manner authorized by the laws of the State of Florida for such persons and waives and covenants not to assert or plead any objection that they might otherwise have to such jurisdiction and such process. The parties hereto hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby, whether now existing or hereafter arising, and whether sounding in contract, tort or otherwise; provided, however, that no such waiver shall apply to any lawsuit or proceeding brought by PLAN against PROVIDER in which PLAN alleges fraudulent conduct by PROVIDER and/or its Affilaites, in which case, such lawsuit or proceeding shall be adjudicated with any and all applicable jury trial rights. The parties hereto agree that any of them may file a copy of this paragraph with any court of competent jurisdiction as written evidence of the knowing, voluntary and bargained-for agreement among the parties irrevocably to waive trial by jury (except as hereinabove provided) and that any action or proceeding whatsoever between them relating to this Agreement or the transactions contemplated hereby shall instead be tried in a court of competent jurisdiction by a judge sitting without a jury (except as hereinabove provided).
     13.13 Third-Party Beneficiaries. This Agreement shall not be construed to create any third-party beneficiaries, except for PLAN’s being a third-party beneficiary under Section 8.1, PROVIDER Medicare Members being third party beneficiaries of Section 11.8 (Member Hold Harmless), and the PROVIDER HMO being a third-party beneficiary of PLAN’s obligations hereunder.
     13.14 Entire Agreement. All Exhibits to this Agreement and all attachments hereto are incorporated by reference into and made part of this Agreement. This Agreement and any amendments, exhibits, attachments, and schedules hereto as are now incorporated, or as may be added from time-to-time pursuant to the terms of this Agreement, constitute the entire understanding and agreement of the parties hereto and supersede any prior written or oral agreement pertaining to the subject matter hereof.
     13.15 Prevailing Party. In the event of a dispute between the parties hereto arising out of or in connection with this Agreement, the losing party in any action, claim or suit shall promptly pay to the prevailing party all reasonable attorneys’ and paralegals’ fees and costs, at trial and at all appellate levels, incurred by or on behalf of such prevailing party.
     13.16 Participation in Drafting. Each party acknowledges that it has been represented by counsel in connection with the negotiation and drafting of this Agreement and the other agreements and documents to be executed by the parties in connection herewith. Accordingly, in the event an ambiguity or question of intent or interpretation arises, this Agreement and the other agreements and documents to be executed by the parties in connection herewith shall be construed as if drafted jointly by PLAN, on the one hand, and PROVIDER, on the other hand, and no presumption or burden of proof shall arise favoring or disfavoring either party by virtue of the authorship of any of the provisions of this Agreement and the other agreements and documents to be executed by the parties in connection herewith.
     13.17 Counterparts. This Agreement and each other document executed in connection with the transactions contemplated hereby, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery by facsimile or e-mail transmission in PDF format to counsel for the other party of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence and to constitute good and effective delivery for all purposes. The individual signing on behalf of the named party personally warrants and represents that he or she is the duly authorized agent of that party with the authority to execute this Agreement on behalf of such party.
[SIGNATURES ON FOLLOWING PAGE]

EXECUTION COPY
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers or agents, effective as of the Effective Date.

LEON MEDICAL CENTERS HEALTH PLANS, INC., a Florida corporation		LEON MEDICAL CENTERS, INC., a Florida corporation

By:	/s/ Albert R. Maury	By:	/s/ Benjamin Leon, Jr.
Name:	Albert R. Maury	Name:	Benjamin Leon, Jr.

Title:	President and Chief Executive Officer	Title:	Chief Executive Officer

[Signature Page to Medical Services Agreement.]

EXHIBIT 3
MLR SHARING ARRANGEMENT
1. Definitions.
     1.1 “Deficit” means, with respect to each Contract Year, the product obtained by multiplying (i) the sum of the CMS capitation reimbursement rates for all Medicare Advantage members that constituted PROVIDER Medicare Members and all Medicare Advantage members that constituted PROVIDER HMO Members during such Contract Year, by (ii) the MLR Deficit, if any, for such Contract Year.
     1.2 “MLR” means, with respect to any calendar year or Contract Year, as applicable, the percentage obtained by dividing (i) the aggregate medical expenses (including the cost of Part D Pharmaceuticals and Injectable Drugs) actually incurred by PLAN and by the PROVIDER HMO during such calendar year or Contract Year with respect to the PROVIDER Medicare Members and the PROVIDER HMO Members, respectively, by (ii) the sum of the CMS capitation reimbursement rates for all Medicare Advantage members that constituted PROVIDER Medicare Members and all Medicare Advantage members that constituted PROVIDER HMO Members during such Contract Year (including, without limitation, during any portion thereof). With respect to all calculations of the MLR in this Agreement, (A) reinsurance and stop-loss coverage for catastrophic claims costs and premiums and payments for disease management services shall be treated as an increase in medical expenses, and (B) reinsurance and stop-loss coverage for catastrophic claims recoveries, subrogation and coordination of benefits recoveries shall be treated as a reduction in medical expenses.
     1.3 “MLR Benchmark” means, (i) with respect to Contract Years 2007, 2008 and 2009, eighty percent (80.0%), (ii) with respect to Contract Years 2010 and 2011, eighty and one-half percent (80.5%), and (iii) with respect to all subsequent Contract Years, eighty one percent (81.0%).
     1.4 “MLR Deficit” means, with respect to each Contract Year, the positive difference, if any, between the actual MLR with respect to such Contract Year minus the MLR Benchmark for such Contract Year.
     1.5 “MLR Surplus” means, with respect to each Contract Year, the positive difference, if any, between the MLR Benchmark for such Contract Year minus the actual MLR with respect to such Contract Year.
     1.6 “Surplus” means, with respect to each Contract Year, the product obtained by multiplying (i) the sum of the CMS capitation reimbursement rates for all Medicare Advantage members that constituted PROVIDER Medicare Members and all Medicare Advantage members that constituted PROVIDER HMO Members during such Contract Year, by (ii) the MLR Surplus, if any, for such Contract Year.
2. Medical Loss Ratio Formula. With respect to each Contract Year, the following shall apply:

     (a) to the extent that the MLR Surplus is greater than 0% but is 5% or less, then 50% of the Surplus calculated using the MLR Surplus within such range shall be retained by PLAN and 50% of such Surplus shall be paid by PLAN to PROVIDER;
     (b) to the extent that the MLR Surplus is greater than 5%, then 100% of the Surplus calculated using the MLR Surplus above such 5% shall be retained by PLAN (after risk sharing and payment by PLAN to PROVIDER for the corridor set forth in (a) above);
     (c) to the extent that the MLR Deficit is greater than 0% but is 5% or less, then 50% of the Deficit calculated using the MLR Deficit within such range shall be paid by PROVIDER to PLAN; and
     (d) to the extent that the MLR Deficit is greater than 5%, then no payment of any Deficit calculated using the MLR Deficit above such 5% shall be made by PROVIDER to PLAN (after risk sharing and payment by PROVIDER to PLAN for the corridor set forth in (c) above).
     Notwithstanding the foregoing, in no event will the aggregate amount of all Surplus payments by PLAN or Deficit payments by PROVIDER with respect to any one Contract Year exceed 2.5% multiplied by the sum of the CMS capitation reimbursement rates for all Medicare Advantage members that constituted PROVIDER Medicare Members and all Medicare Advantage members that constituted PROVIDER HMO Members during such Contract Year (including, without limitation, during any portion thereof).
3. Run Out Periods and Payment of Surplus and Deficit.
     (a) Payment of Surplus and Deficit. With respect to each Contract Year or portion thereof, all Surplus and Deficit payments among the parties shall be made as follows:
     (i) Immediately following the expiration of the three (3) calendar month period immediately following the applicable measurement period (e.g., each Contract Year, the First Measurement Period, the Final Measurement Period, or any portion thereof (if any of the foregoing shall commence or end other than on the first or last day, respectively, of a calendar month)), the parties shall estimate the amount of any Surplus or Deficit payable with respect to such measurement period so as to reflect any (i) claims incurred by PLAN with respect to such measurement period that have not been reported (“IBNR”) as of the end of such three month period, (ii) claims incurred by PLAN with respect to such measurement period that have been reported but are pending or otherwise unpaid (“Pending Claims”) as of the end of such three month period, and (iii) claims incurred by PLAN with respect to such measurement period that have been paid (“Paid Claims”) as of the end of such three month period (such estimate, the “First Estimated Surplus or Deficit”). PLAN or PROVIDER, as applicable shall pay 80% of any First Estimated Surplus or Deficit payable with respect to such Contract Year, by wire transfer of immediately available funds, within three

2

(3) business days following the determination thereof (whether by the parties or the Actuary);
     (ii) Immediately following the expiration of the six (6) calendar month period immediately following the applicable measurement period, the parties shall estimate the amount of any Surplus or Deficit payable with respect to such measurement period so as to reflect any IBNR, Pending Claims and Paid Claims as of the end of such six (6) month period (such estimate, the “Second Estimated Surplus or Deficit”). The difference between (A) the amount of the Second Estimated Surplus or Deficit payable with respect to such Contract Year, and (B) the amount of the First Estimated Surplus or Deficit paid pursuant to the immediately preceding item (i) shall be paid by the applicable party, by wire transfer of immediately available funds, within three (3) business days following the determination thereof (whether by the parties or the Actuary) (the “Interim Settlement Amount”); and
     (iii) Immediately following the expiration of the eighteen (18) calendar month period immediately following the applicable measurement period, the parties shall calculate the actual MLR achieved with respect to such measurement period (i.e., so as to reflect all Pending Claims and Paid Claims as of the end of such eighteen (18) month period but not IBNR), as well as the amount of any Surplus or Deficit payable with respect to such measurement period (the “Final Settlement”). The difference between (A) the amount of the Surplus or Deficit payable with respect to such Contract Year, as determined pursuant to the Final Settlement for such Contract Year (whether by the parties or the Actuary), and (B) the amount of the Second Estimated Surplus or Deficit shall be paid by the applicable party, by wire transfer of immediately available funds, within three (3) business days following the determination of the Final Settlement.
     (b) Actual MLR Calculation. For avoidance of doubt, for purposes of the calculation of the MLR and the PROVIDER HMO MLR actually achieved for the applicable measurement period as required under Section 3(a)(iii), no IBNR existing as of the end of the eighteen month period that is the subject of any Final Settlement shall be reflected in such MLR or PROVIDER HMO MLR.
     (c) Monthly Reports. Within thirty (30) days following the end of each calendar month, PLAN shall provide to PROVIDER its estimate and calculations with respect to whether, as of the date of such estimate, there exists a Surplus or a Deficit for such Contract Year. Such monthly reports shall be for informational purposes only and shall not be deemed probative or supportive in any way of either party’s calculation of the MLR, PROVIDER HMO MLR, First or Second Estimated Surplus or Deficit, the Interim Settlement Amount or the Final Settlement.
4. Disputes; Actuary. With respect to all calculations of MLR, Surplus and Deficit, the parties shall first attempt to make all such calculations jointly and agree on the results thereof. If the parties are unable to agree on the results of the calculations of MLR, Surplus or Deficit (including each of their respective components), then either party may, by written notice to the

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other party, require that such calculations be submitted to the Actuary for final determination. Each party shall submit to the Actuary its final proposed calculation of such Surplus or Deficit. The Actuary shall be instructed to deliver a determination of such reconciliation within thirty (30) days following such submission, which determination shall be final, binding and non-appealable.

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EXHIBIT 6
Guaranty Agreement
(Attached hereto and made a part hereof.)

GUARANTY AGREEMENT
     This Guaranty Agreement (this “Guaranty”) is hereby made and entered into this                      day of                     , 2007 (the “Effective Date”), by and between the persons identified as “Guarantors” on the signature pages to this Guaranty (collectively, the “Guarantors”, or individually, a “Guarantor”), and Leon Medical Centers Health Plans, Inc., a Florida corporation (the “Obligee”).
RECITALS
     A. Leon Medical Centers, Inc., a Florida corporation (“LMC”), and the Obligee have, concurrently with the execution and delivery of this Guaranty, entered into a certain Medical Services Agreement dated as of the Effective Date (the “Agreement”). Capitalized terms used herein without definition shall have the respective meanings ascribed thereto in the Agreement.
     B. As a material inducement to the Obligee’s agreement to enter into and perform its obligations under the Agreement, the Guarantors have agreed, subject to the terms and conditions of this Guaranty, to guarantee the payment by LMC of any incidental, indirect, special, and consequential damages and damages for loss of profits, loss of revenue, loss of business or assets and diminution of value (collectively, “Special Damages”), in each case, to the extent suffered or incurred in connection with, arising out of or otherwise relating to a Special Damages Breach (as defined in Section 12 of the Agreement) resulting from certain breaches by LMC under the Agreement.
AGREEMENT
     NOW, THEREFORE, in consideration of the preceding recitals, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantors and the Obligee agree as follows:
     1. Guaranty. Each of the Guarantors hereby severally guarantees to the Obligee, as and up to the amount set forth in Section 2(a) below and subject further to all of the conditions and limitations set forth in Section 2 below, the payment by LMC of any and all Special Damages, in each case, to the extent suffered or incurred in connection with, arising out of or otherwise relating to a Special Damages Breach, as reflected in a Final Determination (defined in Section 2(d)) with respect to such Special Damages.
     2. Limitations on Guaranty.
(a)	Maximum Liability. In no event shall any single Guarantor’s aggregate liability under this Guaranty exceed the product of (i) One Hundred Million Dollars ($100,000,000) multiplied by (ii) such Guarantor’s “Individual Liability Percentage” designated on Schedule 1 attached hereto (a Guarantor’s “Guaranty Cap”); it being acknowledged and agreed that in no event shall the aggregate liability under this Guaranty of and as to all Guarantors exceed One Hundred

Million Dollars ($100,000,000). With respect to each Special Damages Breach, the aggregate payment required to be made by any single Guarantor under this Guaranty, and the aggregate liability of such Guarantor hereunder, shall in no event exceed the difference of (A) such Guarantor’s Guaranty Cap minus (B) the aggregate amount of all payments previously made hereunder by or on behalf of such Guarantor.

(b)	Guaranty Termination Date. In no event will the Guarantors (or any of them) have any liability or obligation whatsoever under this Guaranty with respect to any Special Damages Breach that occurs on or after [fifth anniversary of the Effective Date] (the “Guaranty Termination Date”).

(c)	Sole and Exclusive Remedies. The rights and remedies of the Obligee under this Guaranty shall constitute the sole and exclusive rights and remedies of the Obligee against the Guarantors (or any of them) with respect to the Agreement, whether at law, in equity or otherwise. The Obligee hereby unconditionally releases and discharges each of the Guarantors, and hereby covenants not to directly or indirectly assert or advance any claim, suit, action or other proceeding (a “Claim”) against the Guarantors (or any of them), whether under a theory of piercing the corporate veil of LMC or any other legal or equitable principle, for any Special Damages or any other damages, liabilities, penalties, fines, costs, losses, interest, taxes, fees, expenses or other amounts, in each case, with respect to the Agreement, other than as specifically set forth in this Guaranty.

(d)	Final Determination. The Obligee acknowledges and agrees that the obligations of the Guarantors (or any of them) under this Guaranty are conditioned upon the Obligee’s (i) first obtaining, with respect to all Special Damages payable under Section 1 hereof, a final and non-appealable judgment or settlement against LMC ordering the payment by LMC of such Special Damages (in each case, a “Final Determination”), (ii) second, allowing LMC a period of sixty (60) days following such Final Determination (the “LMC Payment Period”) for payment of any unpaid Special Damages awarded or agreed upon in such Final Determination before requiring payment of, or otherwise directly or indirectly asserting or advancing, any Claim against the Guarantors (or any of them) with respect to any part of such Special Damages, and (iii) upon the expiration of the LMC Payment Period, providing each Guarantor with Notice of LMC’s failure to pay such Special Damages, together with a copy of all applicable documentation evidencing such Final Determination, and the portion of such Special Damages that is payable by such Guarantor, if any, in accordance with Section 2(a) (a “Guarantor Payment Notice”).

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(e)	Survival; Procedure. The Obligee’s right to require payment or to assert or otherwise advance a Claim against the Guarantors (or any of them) under this Guaranty shall survive from and after the Effective Date until the end of the 180 day period immediately following the Guaranty Termination Date. No payment shall be required from the Guarantors (or any of them), and no Claim against the Guarantors (or any of them) shall be asserted or advanced under this Guaranty, and no Guarantor shall have any liability hereunder, unless the Obligee, at any time prior to the expiration of such 180 day period, gives the Guarantors a Claims Existence Notice with respect to such Claim as provided in Section 3 below. Upon the giving of a Claim Existence Notice to the Guarantors (or any of them) prior to the expiration of such 180 day period, the Guarantors’ obligations under this Guaranty, if any, with respect to any Special Damages Breach identified in such Claim Existence Notice shall survive the expiration of such 180 day period (regardless of when the Special Damages in respect thereof may actually be incurred) until such Claim is finally resolved. Payments of any Special Damages payable under this Guaranty, if any, shall be made not later than ten (10) days following receipt by the Guarantors of the Guarantor Payment Notice with respect thereto.
     3. Claim Existence Notice. In the event of a Special Damages Breach, the Obligee shall provide Notice (as defined and effective pursuant to Section 9 below) to each of the Guarantors as promptly as practicable, but in all events on or prior to the expiration of the 180 day survival period identified in Section 2(e) above, which Notice shall specify the provisions of the Agreement that are the subject of the applicable Special Damages Breach, provide reasonable detail regarding the facts, events or circumstances giving rise to such Special Damages Breach and, to the extent then known, a reasonably detailed statement of the amount of Special Damages that are the subject of such Special Damages Breach (a “Claim Existence Notice”).
     4. Surety and Other Miscellaneous Provisions.
(a)	Except as expressly set forth herein, each Guarantor hereby waives notice of any breach or default by LMC, and hereby further waives presentment, demand, notice of dishonor and protest with respect to any instrument now or hereafter evidencing any of the obligations of LMC under the Agreement giving rise to a Special Damages Breach (the “Special Damages Breach Obligations”).

(b)	Any act of Obligee consisting of a waiver of any of the terms, covenants or conditions of the Special Damages Breach Obligations, or the giving of any consent to any matter or thing relating to the Special Damages Breach Obligations, or the granting of any indulgences or extensions of time to LMC with respect thereto, may be done without notice to the Guarantors and without releasing the

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obligations of the Guarantors hereunder after giving effect to any such waiver, consent, indulgence or extension.

(c)	The obligations of each Guarantor hereunder shall not be reduced, released or impaired by (a) Obligee’s receipt, application or release of any security at any time given for the payment, performance or observance of any of the Special Damages Breach Obligations, or (b) the release of, or the modification of the obligations of, or the receipt of any payments from any other Guarantor or any other surety or guarantor of any of the Special Damages Breach Obligations.

(d)	The liability of a Guarantor hereunder shall in no way be affected by (a) the release or discharge of LMC in any creditors’, receivership, bankruptcy or other proceedings, (b) the impairment, limitation or modification of the liability of LMC or the estate of LMC in bankruptcy, or of any remedy for the enforcement of any of the Special Damages Breach Obligations resulting from the operation of any present or future provision of the Federal bankruptcy law or any other statute or the decision of any court, (c) the rejection or disaffirmance of any instrument, document or agreement evidencing any of the Special Damages Breach Obligations in any such proceedings, (d) the assignment or transfer of any of the Special Damages Breach Obligations by Obligee, (e) the dissolution or any disability or other defense of LMC, or (f) the cessation from any cause whatsoever of the liability of LMC with respect to the Special Damages Breach Obligations.

(e)	This Guaranty shall be binding upon Guarantor and Guarantor’s heirs, representatives and assigns, and shall inure to the benefit of Obligee and its successors, successors-in-title and assigns.
     5. Governing Law; Venue; Waiver of Jury Trial. This Guaranty, and any dispute, controversy or claim arising out of or relating to this Guaranty or a breach thereof shall be governed by, and construed in accordance with the laws of the State of Florida. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any federal court located within Miami-Dade County in the State of Florida in connection with any matter based upon or arising out of this Guaranty or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Florida for such persons and waives and covenants not to assert or plead any objection that they might otherwise have to such jurisdiction and such process. The parties hereto hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby, whether now existing or hereafter arising, and whether sounding in contract, tort or otherwise; provided, however, that no such waiver shall apply to any lawsuit or proceeding brought by the Obligee against the Guarantors (or any of them) in which the Obligee alleges fraudulent conduct by the Guarantors (or any of them) and/or their respective Affiliates, in which case, such lawsuit or proceeding shall be adjudicated with any and all applicable jury trial rights. The parties

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hereto agree that any of them may file a copy of this paragraph with any court of competent jurisdiction as written evidence of the knowing, voluntary and bargained-for agreement among the parties irrevocably to waive trial by jury (except as hereinabove provided) and that any action or proceeding whatsoever between them relating to this Guaranty or the transactions contemplated hereby shall instead be tried in a court of competent jurisdiction by a judge sitting without a jury (except as hereinabove provided).
     6. Prevailing Party. In the event of a dispute between the parties hereto arising out of or in connection with this Guaranty, the substantially prevailing party in any Claim shall be entitled to all reasonable attorneys’ and paralegals’ fees and costs, at trial and at all appellate levels, incurred by or on behalf of such prevailing party.
     7. Assignment. No party may sell, assign, delegate, or otherwise transfer, whether directly, indirectly, by operation of law, by merger or otherwise, this Guaranty or its obligations or rights hereunder, without the prior written consent of all other parties. Any such purported sale, assignment, delegation or other transfer shall be void and of no force and effect. The foregoing shall not apply to a Sale of HealthSpring.
     8. Third-Party Beneficiaries. This Guaranty shall not be construed to create any third-party beneficiaries.
     9. Notice. All notices, demands, requests and other communications required or permitted hereunder (each, a “Notice”) shall be in writing, and shall be (i) personally delivered; (ii) sent by a nationally recognized overnight delivery service; (iii) facsimile machine, with electronic confirmation of successful transmission; or (iv) sent by certified or registered mail, return receipt requested. All Notices personally delivered shall be deemed effective when actually delivered as documented in a delivery receipt. All Notices sent by a nationally recognized overnight delivery service shall be deemed effective and received one (1) business day following delivery by the sender to such delivery service. All Notices sent by certified or registered mail, return receipt requested, shall be deemed effective and received five (5) days after having been deposited in the United States mail. All Notices sent by facsimile transmission with electronic confirmation of successful transmission shall be deemed effective and received at the time of transmission, provided, however, that the party giving such facsimile Notice sends a copy of such Notice to the other party using any of the other methods permitted hereunder. Any party may designate a change of address, or require that Notices be provided to additional persons, upon written Notice to and acknowledgement of receipt by the other party. All Notices shall be sent to the addressee at its address set forth following its name below:
If to the Guarantors:
c/o: Leon Medical Centers, Inc.
11501 SW 40th Street
Miami, Florida 33165
Attention: Benjamin Leon, Jr.
Fax (305) 642-1658
With a copy to:

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Bilzin Sumberg Baena Price & Axelrod LLP
200 South Biscayne Boulevard, Suite 2500
Miami, FL 33131
Attention: Samuel C. Ullman
Fax (305) 351-2299
If to the Obligee:
c/o: HealthSpring, Inc.
9009 Carothers Parkway
Building B, Suite 501
Franklin, TN 37607
Attention: J. Gentry Barden
Fax (615) 401-4566
With copy to:
Bass, Berry & Sims PLC
315 Deaderick Street, Suite 2700
Nashville, TN 37238
Attention: J. James Jenkins, Jr.
Fax (615) 742-2736
     10. Headings. The headings of the sections contained in this Guaranty are for reference purposes only and shall not affect in any way the meaning or interpretation of this Guaranty.
     11. Severability. In the event any provision of this Guaranty is rendered invalid or unenforceable by any act of Congress or of the Florida Legislature or by any regulation promulgated by officials of the United States or the applicable Florida state agency, or declared null and void by any court of competent jurisdiction, the remainder of the provisions of this Guaranty shall remain in full force and effect and the voided provisions shall be reconstructed to give the maximum effect thereto to the extent permitted by such act or regulation or court order.
     12. Entire Agreement. This Guaranty and any amendments, exhibits, attachments, and schedules hereto as are now incorporated, or as may be added from time-to-time pursuant to the terms of this Guaranty, constitute the entire understanding and agreement of the parties hereto and supersede any prior written or oral agreement pertaining to the subject matter hereof.
     13. Amendment. No amendment, restatement or other modification to this Guaranty shall be effective unless in writing and executed by each and all of the parties hereto.

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     14. Counterparts. This Guaranty may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery by facsimile or e-mail transmission in PDF format to counsel for the other party of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence and to constitute good and effective delivery for all purposes. The individual signing on behalf of the named party personally warrants and represents that he or she is the duly authorized agent of that party with the authority to execute this Guaranty on behalf of such party.
(Signatures on following page)

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     IN WITNESS WHEREOF, the Guarantors have executed and delivered this Guaranty at Miami, Florida the day and year first above written.

GUARANTORS:

Name: Benjamin Leon, Jr,

Name: Silvia Leon

Name: Benjamin Leon, III

Name: Lourdes Leon

Name: Silvia Maury

Name: Albert R. Maury

Name: Stuart Eiseman

Name: Carlos Nuñez

OBLIGEE:

LEON MEDICAL CENTERS HEALTH PLANS, INC.

By:

Name:

Title:

Schedule 1
Individual Liability Percentage

Guarantor	Individual Liability Percentage
Benjamin Leon, Jr	58.253%
Silvia Leon	2.000%
Benjamin Leon, III	9.999%
Lourdes Leon	9.999%
Silvia Maury	9.999%
Albert R. Maury	6.000%
Stuart Eiseman	2.250%
Carlos Nuñez	1.500%
100%